SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

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WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

April 3, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2013 Annual Meeting of Stockholders of Walter Investment Management Corp. (the “Company”) which will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Friday, May 3, 2013, at 10:00 a.m. local time.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of three Class I directors whose terms will expire in 2016;

•	An advisory vote on 2012 executive compensation;

•	Approve amendments to the Company’s 2011 Omnibus Incentive Award Plan;

•	Approve six amendments to our Amended and Restated Charter;

•	Ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2013 fiscal year; and

•	Transact such other business which is properly brought up at the Annual Meeting or any adjournment thereof.

On the following pages you will find the Notice of the Annual Meeting of Stockholders and the Proxy Statement giving information concerning matters to be acted upon at the meeting. Of course, management will be present at the Annual Meeting to answer any of your questions.

I sincerely hope you will be able to attend the Annual Meeting. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE ON EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT AND SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED ON THE PROXY CARD, WHETHER OR NOT YOU ARE CURRENTLY PLANNING TO ATTEND THE MEETING. If you do plan to attend the meeting, or later decide to do so, you may withdraw your proxy at the meeting and vote in person at that time. Should you plan to attend but be unable to do so, having your proxy on record will ensure that your voice is heard.

We thank you for your support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Mark J. O’Brien

Chairman and Chief Executive Officer

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2013

TO THE STOCKHOLDERS OF WALTER INVESTMENT MANAGEMENT CORP.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of the Stockholders of Walter Investment Management Corp., a Maryland corporation (the “Company”), will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida on Friday, May 3, 2013, at 10:00 a.m. local time, to consider and act on the following matters:

1.  Election of the three Class I director nominees identified in the accompanying proxy statement to serve as members of the Board of Directors until their terms expire in 2016;

2.  An advisory vote to approve 2012 executive compensation;

3.  Amend and Restate the Walter Investment Management Corp. 2011 Omnibus Incentive Plan to increase the number of authorized shares and provide flexibility in allocating shares among particular types of awards;

4.  Amend the Charter to cause REIT-related provisions to only apply if the Company should qualify as a REIT in the future;

5.  Amend the Charter to provide various ministerial revisions deleting obsolete provisions and updating information included in the Charter;

6.  Amend the Charter to conform the Charter to subsequently adopted Articles Supplementary;

7.  Amend the Charter to revise the indemnification provisions to eliminate procedural impediments to the advancement of expense and to clarify coverage;

8.  Amend the Charter to provide changes to Articles Sixth, Seventh, and Eighth to incorporate provisions of our existing Articles Supplementary and to provide clarifications consistent with Maryland General Corporation Law;

9.  Ratification and appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2013 fiscal year; and

10.  Such other business as may properly come before the meeting or adjournment thereof.

Only stockholders of record at the close of business on March 25, 2013 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each stockholder is requested to execute and date the enclosed proxy and to return it without delay in the enclosed postage-paid envelope, or vote by internet or telephone as instructed on the proxy card, even though he or she presently may intend to attend the Annual Meeting. Any stockholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors

Stuart D. Boyd

Secretary

Tampa, Florida

April 3, 2013

WALTER INVESTMENT MANAGEMENT CORP.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Walter Investment Management Corp., a Maryland corporation (the “Company”), of proxies to be voted at the 2013 Annual Meeting of Stockholders to be held on Friday, May 3, 2013, at 10:00 a.m., local time (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, Florida.

At the Annual Meeting, stockholders will be asked to consider and vote on (a) the election of three director nominees identified in this proxy statement to serve as members of the board of directors of the Company (the “Board” or the “Board of Directors”) as Class I directors until the expiration of their term in 2016; (b) approval of the 2012 compensation paid to our named executive officers via a non-binding advisory vote; (c) approval of amendments to the Company’s 2011 Omnibus Incentive Plan, (d) approval of five amendments to be included in the proposed Amended and Restated Charter of the Company; (e) the approval and ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2013 fiscal year; and (f) such other business as may properly come before the meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to stockholders, together with the Notice of Annual Meeting, on or about April 8, 2013.

Stockholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials, or vote by internet or telephone as instructed on the form of proxy. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

PROXIES AND VOTING AT THE MEETING

RECORD DATE AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 25, 2013 as the record date (the “Record Date”) for the determination of the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued and outstanding approximately 36,887,287 shares of common stock, $0.01 par value per share (“Common Stock”), constituting the Company’s only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company’s outstanding shares of Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

VOTE REQUIREMENTS

Election of Directors.    Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, only votes cast for a director will be counted for purposes of electing a director; and, thus, votes against a director and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

Executive Compensation.    The stockholder advisory vote on executive compensation (Proposal 2) is not binding on the Company and, as a result, there are no minimum stockholder approval requirements. However, the Board of Directors will review and consider the voting results when evaluating our executive compensation program.

Charter Amendments and Ratifications of Independent Registered Accounting Firm.    Under the Maryland General Corporation Law (“MGCL”) and the Company’s Charter, each of the following proposals will be approved if a majority of all votes cast are cast in favor of such proposal at a meeting when a quorum is present:

•	Amendment of our 2011 Omnibus Incentive Plan

•	Amendments to our Charter set forth in Proposals 4 and 5; and

•	Ratification of the Company’s independent registered accounting firm for 2013 (Proposal 9).

Under the MGCL, approval of amendments to our Charter set forth in Proposals 6 through 8 require an affirmative vote of at least two-thirds of our outstanding shares entitled to vote thereon at the meeting. As a result, an abstention or the failure to vote on any of these proposals will have the same effect as a vote against such proposal.

In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, such proxy will be counted as present for purposes of determining the existence of a quorum; but since such proxy is neither a vote cast in favor of nor a vote cast opposing a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under NYSE Rules, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Therefore, if a broker holds Company stock in a stockholder’s name and delivers this proxy statement to the stockholder, the broker is entitled to vote the shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions back from the stockholder. However, certain brokers will only vote uninstructed shares in the same proportion as the instructions received from their other stockholders. On all other matters, brokers are prohibited from voting uninstructed shares. In instances where brokers are prohibited from exercising discretionary authority (so-called broker non-votes), the shares they hold are not included in the vote totals. At the 2013 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors. As a result, for each of the matters upon which the brokers are prohibited from voting, other than the amendment and restatement of the Charter, the broker non-votes will have no effect on the results. With respect to the Charter amendments set forth in Proposals 6 through 8, the broker non-votes will have the same effect as votes against the proposal.

VOTING AND REVOCATION OF PROXIES

All registered stockholders, meaning stockholders that hold our common stock directly in their own name (not through a bank, broker, or other nominee) may vote by submitting a proxy by mail, telephone, or Internet, or by voting in person at the Annual Meeting as follows:

By Mail.    Complete, sign and date the proxy card and return it in the enclosed envelope. All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with any instructions indicated on such proxies. If you return your signed proxy card but do not provide you voting instructions, the persons named in the proxy card will vote the shares represented by your proxy card in accordance with the Board of Directors’ recommendations set forth hereunder.

By Telephone or Internet.    The Company has established telephone and Internet voting procedures designed to authenticate your identity and to allow you to provide your voting instructions, and to confirm that those instructions have been properly recorded.

For telephone voting, call the toll-free telephone number on your proxy card and follow the voice prompts. You will need to have your proxy card available when you call.

For Internet voting, go to website set forth on your proxy card and follow the instructions. You will need to have your proxy card available when you go to the website.

Telephone and Internet voting facilities are available to stockholders of record 24 hours a day until 7:30 a.m. EDT, on May 3, 2013. If you vote by telephone or on the Internet, you do not have to return your proxy card by mail.

In Person.    Stockholders of record who attend the Annual Meeting may vote in person at the meeting.

The Company is not aware of any matters to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Any stockholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company’s principal executive offices, located at the address set forth above.

MATTERS TO BE VOTED ON

PROPOSAL I

ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws and based on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors, our Board of Directors is presently fixed at nine directors. Our current Board of Directors is comprised of: Mark O’Brien (Chairman), Steven Berrard, Ellyn Brown, Alvaro de Molina, Denmar Dixon, William Meurer, James Pappas, Shannon Smith and Michael Tokarz. Mr. de Molina and Dr. Pappas were appointed to the Board in September 2012 when the Board was expanded from seven members to nine. The Board is divided into three classes that are equal in size and are elected to staggered three-year terms. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The term of the Board’s Class I directors, Messrs. Berrard and Dixon and Ms. Brown, expires at the 2013 Annual Meeting of Stockholders. The term of our Class II directors, Messrs. Meurer and Tokarz and Dr. Pappas, expires at the 2014 Annual Meeting, and the term of our Class III directors, Messrs. de Molina, O’Brien and Smith, expires at the 2015 Annual Meeting.

The Board of Directors, on the recommendation of the Nominating Committee, has nominated Steven Berrard, Ellyn L. Brown and Denmar Dixon to stand for re-election as Class I directors to serve until our 2016 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. Ms. Brown and Mr. Dixon have served as directors of the Company since April 17, 2009. Mr. Berrard was appointed to the Board in March 2010 and elected by the Company’s stockholders at the 2010 Annual Meeting. Each nominee has consented to be named as a nominee and has indicated his or her intention to serve if elected. If any nominee should become unavailable for election for any reason, or if a vacancy should occur before the election, it is intended that the shares represented by the proxies voted for such nominee will be voted for such other person as the Company’s Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available, or will prove unable to serve, if so elected.

It is important that Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused on the information provided in each of the Directors’ individual biographies set forth below, as well as their personal knowledge and experience in having previously worked with one another as members of the Company’s Board of Directors. The Nominating Committee and the Board of Directors believes that each nominee brings a strong and unique background and set of skills to the Board, which, combined with the backgrounds of our continuing directors, gives the Board as a whole competence and experience in a wide variety of areas, including: corporate governance and board service; executive management; banking and finance; private equity; residential real estate and home building; accounting; and Securities and Exchange Commission (“SEC”) and other regulatory compliance. In addition, the Nominating Committee considered each nominee’s and continuing director’s (i) prior history with and involvement in the Company and it predecessors; (ii) ability to assist in overseeing the Company’s risk management and internal and disclosure controls, (iii) prior assistance with the strategic direction of the Company, (iv) roles in implementing the Company’s mission statement and strategic direction, and (v) ability to assist in the Company’s efforts to comply with its various governance requirements. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs. A complete description of the criteria for service and the review process for nomination to the Board is set forth in the Corporate Governance section of this Proxy under the heading “Director Qualifications and Review of Director Nominees.”

The following provides information as of the date of this proxy statement about each nominee and continuing director. The information presented includes the name of each nominee and continuing director, along with his or her age, all positions held with the Company, term of office as a director, principal occupation or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Nominating Committee to conclude that he or she should serve as a director of the Company for the ensuing term, along with similar information on the continuing directors in order to provide stockholders with insight as to the complementary expertise of our Board members. The Nominating Committee has determined, and the Board has confirmed, that Ms. Brown and Messrs. Berrard and Smith are “independent” under the New York Stock Exchange Rules (“NYSE Rules” — effective January 23, 2013, the Company began trading under the NYSE), and continuing directors, Messrs. de Molina, Meurer, Pappas, Smith and Tokarz also are considered to be independent, meaning that seven of the nine members of our Board of Directors are independent under NYSE rules. Because of their employment with the Company, Messrs. O’Brien and Dixon are not considered as “independent.” The Nominating Committee further believes that all of the nominees and the continuing directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified above.

Nominees for Class I Directors

(Terms Expiring in 2016)

Ellyn L. Brown, age 63, has served as a director of the Company since April 2009. She practiced corporate and securities law from 1996 until her retirement in 2010, most recently as the president of Brown and Associates, a corporate law and consulting firm that provided operational, regulatory and governance guidance to financial services clients and other entities that operate in highly regulated environments. She has taught corporate and securities law at Villanova University School of Law and the University of Maryland School of Law. Ms. Brown has served as a director of NYSE Euronext, Inc. and its predecessors since 2005, and also chairs the board of directors of NYSE Regulation, Inc., which oversees NYSE market regulation. In 2012, she joined the board of CNO Financial, Inc., a publicly-traded insurance company. Ms. Brown served on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”) from 2007 to 2012, and was a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and the Government Accounting Standards Board) from 2007-2011. She served as Maryland’s Securities Commissioner from 1987-1992, and later was a member of the boards of the National Association of Securities Dealers Regulation and the Certified Financial Planner Board of Standards.

Areas of Relevant Experience: Ms. Brown brings strong experience in securities law, financial regulatory reporting and compliance, and corporate governance to the Company’s Board. During her career, she has been a regulator and prosecutor of financial fraud, provided advice and counsel to a number of public companies, and served as a director of several entities that have grown and transformed significantly. This experience offers value to the Company’s Nominating and Corporate Governance Committee, as well as the Compensation and Human Resources and Audit Committees on which she serves.

Denmar J. Dixon, age 50, has served as a director of the Company since April 2009, and on January 22, 2010, he became Vice Chairman and Executive Vice President of the Company. Prior to becoming an executive officer of the Company, he also had served as a member of our Board’s Audit Committee, Nominating and Corporate Governance Committee, and as Chairman of the Compensation and Human Resources Committee (Mr. Dixon resigned from each of these committee positions immediately prior to his appointment as the Vice Chairman and Executive Vice President of the Company). Prior to serving on the Company’s Board, Mr. Dixon was elected to the Board of Managers of JWHHC (WIM’s predecessor) in anticipation of the spin-off of the Company’s business and subsequent merger with Hanover. In 2008 Mr. Dixon founded Blue Flame Capital, LLC, a consulting, financial advisory and investment firm. Mr. Dixon retired in January 2008 after 23 years with Banc of America Securities and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries group. Mr. Dixon has significant experience in the General Industrial, Consumer and Business Services industries. During his career at Banc of America Securities, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.

Areas of Relevant Experience: Mr. Dixon has taken an active role in the Company’s business since his appointment to the Board of Managers of WIM’s parent in December 2008. As a director, he provided significant input into, and active involvement in the Company’s business activities and strategic planning. The Board of Directors has determined that it is a priority of the Company to prudently grow the business and Mr. Dixon has extensive business development, mergers and acquisitions, and capital markets/investment banking experience within the financial services industry that will help to guide that growth.

Steven R. Berrard, age 58, was appointed to fill a vacancy on the Company’s Board of Directors in March 2010. He has served on the Board’s Compensation Committee from the time of his appointment to the Board until the present, and he served on the Audit Committee from May of 2010 until February 2013. Mr. Berrard has served on the Board of Directors of Swisher International, a publicly traded, industry leader in hygiene solutions and products since 2004. Mr. Berrard is the Managing Partner of New River Capital Partners, a private equity fund he co-founded in 1997. Prior to co-founding New River Capital Partners, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company, from 1996 to 1999. Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world’s largest video store operator. Prior to his tenure with Blockbuster, Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Prior to joining Huizenga Holdings, Inc., Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard currently serves on the Board of Directors of Pivotal Fitness. He has previously served on the Boards of Directors of Jamba, Inc., (2005 – 2009), Viacom, Inc., (1987 – 1996), Birmingham Steel (1999 – 2002), HealthSouth (2004 – 2006), and Boca Resorts, Inc. (1996 – 2004). Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University.

Areas of Relevant Experience: Mr. Berrard has a wealth of management experience and financial expertise that is beneficial in directing the Company. He has served in senior management and/or on the Boards of Directors of several prominent, publicly traded companies. In several instances he has led significant growth of the businesses he has managed, growth being a primary focus of the Company’s management group. In addition, Mr. Berrard has served as the Chairman of the audit committee of several boards of directors.

The Board of Directors recommends a vote

FOR the election of all three nominees.

Directors Continuing in Office

Class II Directors

(Terms Expiring in 2014)

William J. Meurer, age 69, has served as a director of the Company since April 2009. Prior to serving on the Company’s Board, he was elected to the Board of Managers of JWH Holding Company, LLC, a subsidiary of Walter Energy and parent of WIM (“JWHHC”), in anticipation of the spin-off of the Company’s business and subsequent merger with Hanover. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Since retiring from Arthur Andersen in 2000, Mr. Meurer has been a private investor and consultant. Mr. Meurer also serves on the Board of Trustees for LifeLink Foundation, Inc. and as a member of the board of directors of Sykes Enterprises, Incorporated and the Eagle Family of Funds.

Areas of Relevant Experience: Mr. Meurer has taken an active role in the Company’s business since his appointment to the Board of Managers of WIM’s parent in December 2008. He is a CPA and his extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC rules and the requirements of the NYSE Amex for listed companies (referred to herein as an “audit committee financial expert”). With Messrs. Meurer, de Molina, Pappas and Smith, all four members of the Company’s Audit Committee qualify as financial experts. Mr. Meurer has served as the Chairman of the Audit Committee since its inception and the Company has in the past, and will continue to benefit from his experience and leadership in this capacity.

James L. Pappas, Ph.D., age 69, was appointed to the Company’s Board of Directors effective September 10, 2012 when the Board was expanded from seven to nine members. Dr. Pappas served from 1986 to 2006 as the Lykes Professor of Banking and Finance at the University of South Florida’s College of Business Administration. During his tenure at USF Dr. Pappas also served from 1987 to 1995 as the Dean of the College of Business. From 1995 to 2005 Dr. Pappas served as President and CEO of The Graduate School of Banking at the University of Wisconsin. Dr. Pappas serves as the Chairman of the Board of Trustees for the Eagle Family of Mutual Funds.

Areas of Relevant Experience: Dr. Pappas brings extensive knowledge in the regulation of financial markets and institutions through service as both a bank director and a mutual fund trustee. In addition, for more than twenty years he designed, taught, and managed courses of study in advanced financial institutions management for senior bank officers and regulators. This background coupled with his senior management experience brings value to service on the Company’s Audit and Compensation Committees. With Messrs. Meurer, de Molina, Pappas, Smith all four members of the Company’s Audit Committee qualify as financial experts.

Michael T. Tokarz, age 62, has served as a director of the Company since April 2009. Mr. Tokarz has been Chairman of Walter Energy’s board of directors since December 2006 and has been a director of Walter Energy since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of CNO Financial Group, Inc. (f/k/a Conseco, Inc.) (2003 – present), IDEX Corporation (1987 – present), Mueller Water Products, Inc. (2006 – present) and MVC Capital, Inc. (2004 – present).

Areas of Relevant Experience: Having served on the Board of Directors of WIM’s former parent for over 20 years, Mr. Tokarz has more direct knowledge of the Company’s history than any other Board member. He also brings a wealth of experience of Board leadership and knowledge of capital markets. Mr. Tokarz has served as the Chairman of our Nominating and Corporate Governance Committee since its inception and the Company has in the past, and will continue to benefit from his experience and leadership in this capacity.

Class III Directors

(Terms Expiring in 2015)

Alvaro G. de Molina, age 55, was appointed to the Company’s Board of Directors effective September 10, 2012 when the Board was expanded from seven to nine members. Mr. de Molina served as the Chief Executive Officer of GMAC Financial Services beginning in April 2008, and on the Board of Directors of GMAC Financial Services beginning in March 2009 until resigning from both positions in November 2009. Prior to joining GMAC Mr. de Molina was with Cerberus Capital Management and prior thereto Mr. de Molina had a seventeen year career at Banc of America where he held a number of positions in senior management, including, chief financial officer, CEO of Banc of America Securities, president of global corporate and investment banking and corporate treasurer. Before joining Bank of America Mr. de Molina served in the lead financial role for emerging markets at J.P. Morgan having begun his career at PriceWaterhouse. Mr. de Molina holds a bachelor’s degree in accounting from Fairleigh Dickinson University and a master’s degree in business administration from Rutgers Business School. Born in Cuba, Mr. de Molina serves on the boards of Duke University’s Fuqua School of Business, Florida International University and the Financial Services Volunteer Corps.

Areas of Relevant Experience: Mr. de Molina brings over thirty years of experience in financial services, banking and capital markets. His extensive accounting and financial background also qualifies him as an audit committee financial expert. With Messrs. Meurer, de Molina, Pappas, Smith and the election of Mr. Berrard as a director, the Board will have five individuals with the qualifications to serve as financial experts.

Mark J. O’Brien, age 70, has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2009. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of JWHHC, and, in February 2009, of WIM. He also served as a director of Walter Energy from 2005 until the Merger. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a family real estate investment and management firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is a director of Mueller Water Products, Inc., a publicly traded spin-off from Walter Energy, and A. Duda & Sons, Inc., a privately held family agriculture and real estate firm. He also serves on the Board of Trustees for the Billfish Foundation, a not-for-profit entity dedicated to the worldwide management of billfish resources.

Areas of Relevant Experience: Mr. O’Brien has had a long history in the real estate development, investment and management businesses in general and the Company’s business in particular. While all of the Company’s Board members bring some form of generalized expertise to the Board’s management of the Company, Mr. O’Brien’s direct involvement with the Company brings a wealth of knowledge as to the specific challenges and opportunities inherent in the Company’s business. Mr. O’Brien’s day-to-day leadership, as the Company’s Chief Executive Officer, provides him with intimate knowledge of our business and operations.

Shannon E. Smith, age 47, has served as a director of the Company since April 2009 and, until his resignation in June of 2011, served as a Director, Senior Vice President and Chief Operating Officer of American Land Lease, Inc., a real estate investment trust, and as a Managing Director of Green Courte Partners, LLC, a Chicago-based private equity real estate investment firm. Until the completion of its merger with GCP Sunshine Acquisition, Inc. on March 16, 2009, American Land Lease was listed on the NYSE. Mr. Smith joined American Land Lease, Inc. in October 2000 as Chief Accounting Officer and was appointed as its Chief Financial Officer in February 2001 and its Chief Operating Officer in July 2009. Mr. Smith was named a Managing Director of Green Courte Partners in May of 2009. Mr. Smith also served as the Secretary of American Land Lease, Inc. from July of 2002 until January of 2008. From March 1997 to October 2000, Mr. Smith served as Chief Financial Officer of Jemison-Demsey Holding Company, Jemison Industries and other entities controlled by Jemison Investment Company. Mr. Smith began his career with Ernst & Whinney as a certified public accountant.

Areas of Relevant Experience: Mr. Smith has a diverse background that is particularly suited to assisting in guiding the Company’s direction. As the Chief Financial Officer of a public company for nine years, he brings an appreciation for and an understanding of the complex accounting issues facing the Company. He is an active member of the Audit Committee, the Nominating Committees and the Compensation and Human Resources Committee where he serves as the Chairman of the Committee. In addition, his extensive accounting and financial background also qualifies him as an audit committee financial expert under applicable SEC rules and the requirements of the NYSE for listed companies (referred to herein as an “audit committee financial expert”). With Messrs. Meurer, de Molina, Pappas, Smith and the election of Mr. Berrard as a director, the Board will have five individuals with the qualifications to serve as financial experts. As the Chief Financial Officer of a REIT previously listed on the NYSE he brings knowledge of real estate investment, corporate management, reporting requirements and governance issues.

There is no family relationship between any of the Company’s directors, nominees to serve as directors, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he was, or will be, selected as a director.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended, the stockholders will be asked at the Annual Meeting to vote on a non-binding resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement. The Company’s named executive officers (referred to herein as the “NEOs”) are identified and their compensation is discussed under the heading “Compensation Discussion and Analysis — Named Executive Officers.” The Company has demonstrated its commitment to sound executive compensation practices and adherence to corporate governance principles to further the interests of its stockholders.

As described more fully in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, the compensation package of the Company’s NEOs is designed to act both as an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation programs promote a performance-based culture and align the interests of stockholders and executives through variable, at-risk compensation. The programs are also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance-based in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives and/or the ultimate performance of the Company. We believe that this approach to executive pay ensures that the compensation paid to our executives is linked to the Company’s performance that is aligned with the interests of our stockholders. A similar vote was taken at the Company’s 2012 Annual Meeting and over 95% of stockholders who voted approved the compensation paid to our executives in 2011. The Compensation Committee and the Board of Directors believe that the Company’s performance, as summarized in the CD&A reflects the success of the Company’s compensation practices and accordingly, the following resolution will be submitted for a shareholder vote at the 2013 Annual Meeting:

“RESOLVED, that the stockholders of Walter Investment Management Corp. approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in this Proxy Statement.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation and Human Resources Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program.

The Board of Directors unanimously recommends a vote

FOR the approval, on an

advisory basis, of Proposal 2

PROPOSAL 3

APPROVAL OF AMENDMENTS TO

THE WALTER INVESTMENT MANAGEMENT CORP.

2011 OMNIBUS INCENTIVE PLAN

In 2011, our Board of Directors adopted and our stockholders approved the 2011 Omnibus Incentive Plan (the “Omnibus Plan” or the “Plan”) which amended and restated our 2009 Long-Term Incentive Plan. The Omnibus Plan was adopted to allow us and our subsidiaries: to attract and retain qualified employees, officers, and non-employee directors; to provide incentives, reward performance, and promote loyalty; and to align the interests of our employees, officers, and directors with those of our stockholders. Based on revisions suggested by the Compensation Committee’s independent executive compensation consultant, our Compensation Committee has approved and recommended to our Board of Directors that certain amendments be made to the Plan. Our Board of Directors has approved these amendments and directed that the Omnibus Plan, as amended and restated, be submitted to our stockholders for approval. The material changes to be effected by amending our Omnibus Plan are to (a) increase the number of our authorized shares of common stock reserved for issuance under the Plan by 2,465,000 shares to a total of 5,227,925 shares, (b) eliminate existing restrictions on the number of shares of certain types of awards that may be made under the Plan, and (c) add a provision that would permit (but not require) liberal share counting.

The material features of our amended and restated Omnibus Plan are summarized below. If our stockholders do not approve our amended and restated Omnibus Plan, the amendments will not become effective and our Omnibus Plan will continue to be in effect without amendment.

SUMMARY OF REVISIONS

Increase in the number of shares available for issuance under the Plan.

When the Omnibus Plan was approved by our stockholders in May 2011, a total of 4,986,395 shares of common stock were approved for issuance under the Plan. Since that time, the Company has acquired, or is in the process of acquiring, three businesses, as well as three additional servicing or originations platforms, inclusive of platform employees, which have grown our business substantially. The most significant of these acquisitions, GTCS Holdings LLC (“Green Tree”), transformed our business. In making these acquisitions, our full-time employee population is expected to grow from 349 on December 31, 2010, just prior to the adoption of the Omnibus Plan, to between 6,000 and 7,500 in 2013.

As the number of our employees and the complexity of our business have increased, so has the need for management personnel who we believe are most able to directly affect stockholder value. In fact, the addition of high quality managers has been a key factor in the acquisitions made by the Company in the past two years. In order to retain and motivate these managers in the same manner as the Company’s original management team, we have increased the number of employees eligible for equity awards from twenty (fifteen employees and five independent directors) prior to the approval of the Omnibus Plan, to over eighty (approximately seventy-five employees and seven independent directors) as of December 31, 2012. This represents more than a four-fold increase in eligible participants under our Omnibus Plan since the Plan was adopted; and we expect this number to increase as we continue to expand our business.

While growth of the business was expected at the time that the Plan was adopted, the degree and the rate of growth, which reflect an unexpectedly high number of opportunities to acquire both businesses and mortgage servicing rights in a relatively short period of time, was not foreseen. In order to keep pace with this growth, approximately 2,226,000 of the 4,986,395 shares initially available under the Omnibus Plan, or nearly 45% of the available shares, have been awarded, leaving only approximately 2,760,000 shares for the remaining eight years of the Plan term.

It is the belief of the Compensation Committee that, given the Company’s current size and growth plans, and our expected share burn rate, the number of shares remaining in the Plan will be insufficient to allow the Company to hire and retain quality management going forward. In response to that concern, the Compensation Committee retained Meridian Compensation Partners LLC (“Meridian”), an independent compensation consultant, to evaluate the Plan and to make its recommendations as to the appropriate size of the Plan given the Company’s current size, reasonably anticipated growth and share burn rate. In conjunction with this evaluation, the Compensation Committee considered the following factors:

•	The transformation of the Company’s business model since the Omnibus Plan was approved in 2011;

•	The substantial increase in the number of employees that are eligible for equity grants since the Omnibus Plan was approved in 2011;

•

Potential changes to the mix of equity award grants from primarily stock options to a combination of stock options and performance shares or performance units to match a shift in the Company’s long-term business strategies;

•	The need for sufficient shares to attract and retain employees given the Company’s rapid growth rate; and

•	The dilution impact of additional share authorizations on current shareholders.

Increasing the size of the Plan’s share pool will mitigate against the likelihood that the Company will be unable to make equity grants at some time in the future. Equity grants are a critical component of our compensation program for key employees and an inability to provide such grants could impair our ability to hire and retain these employees. In developing our request for an increase in the number of available shares, the Company was mindful of the potentially dilutive impact on shareholders and thus, we are proposing a share pool that, in terms of size and expected duration, falls within industry practice.

Based on the foregoing, the Compensation Committee recommended that the Omnibus Plan be increased by 2,465,000 shares.

Elimination of restrictions on the total number of shares of any type of award that may be granted under the Plan.

The Omnibus Plan currently provides that only 25% of the shares available for award under the Plan may be made as Full Value Awards (i.e., Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards as defined in the Plan). The remaining 75% of the awards are restricted to the award of Stock Options and Stock Appreciation Rights (“SARs”). When the Omnibus Plan was originally approved, the Board of Directors and the Compensation Committee believed that Stock Options and SARs align our management and directors with stockholders who value stock appreciation. However, the Compensation Committee has since determined that it is in the best interests of the Company to have the flexibility to grant to employees a range of equity vehicles. This flexibility in awarding equity grants is also consistent with current market practices. By offering a combination of awards, including Performance Shares and Performance Units, the Compensation Committee is not only able to align management with the interests of stockholders but also to better motivate and reward management performance. The Plan’s current emphasis on Stock Options and SARs puts the Company at a disadvantage with respect to its competition which can offer a greater variety of compensation packages to its current and prospective employees. Moreover, as compensation trends continue to evolve over time, it is believed that the Compensation Committee, with the advice of its independent compensation consultant, is in the best position to determine, year-over-year which is the best combination of compensation components to motivate and retain management rather than pre-ordained limitations which may become outdated or uncompetitive.

Therefore, in order to enable our Compensation Committee maximum flexibility in meeting the challenges posed by an increasingly competitive market place for management talent in the Company’s sector, our Board of Directors is seeking stockholder approval to eliminate the current 25%/75% ratio of Full Value Shares to Options/SARs that may be awarded under the Plan.

Permit Liberal Share Counting.

The Plan currently provides in Sections 4.2(b) and (c) that shares tendered to pay the option price of an option granted under the Plan, or to satisfy tax withholding obligations associated with an award under the Plan, or any shares that were subject to an SAR but were not issued upon the exercise of such SAR shall not be available again for grant under the Plan. It is proposed that Sections 4.2(b) and (c) be amended to permit (but not require) that shares tendered for these purposes be available for grant at a future time. Such “liberal share counting” effectively extends the life of the share authorization pool.

Impact of revisions on executive officers and directors of the Company.

The Company does not believe that the proposed amendments to the Omnibus Plan would have affected the number or types of awards that were awarded for performance in 2012.

Summary of the Omnibus Plan

In order for stockholders to fully understand the context of the proposed amendments, the following is a summary of the principal features of the Omnibus Plan, revised to reflect the foregoing proposals. This summary, however, does not purport to be a complete description of all of the provisions of the Plan and is subject in all respects to the actual Plan document, a copy of which is attached hereto as Annex A.

Purpose.    The purpose of the Omnibus Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by employees as well as non-employee directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and Board of Directors of the Company whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

Administration.    The Omnibus Plan is administered by our Compensation Committee, which, in accordance with the terms of the Charter of the Compensation Committee, consists solely of persons who are, at the time of their appointment, “non-employee directors” under Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent that relief is sought under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “outside directors” under the rules under Section 162(m) of the Code, or, under the circumstances set forth in the 2011 Plan by the Board. References below to the Compensation Committee include a reference to the Board for any periods in which the Board is administering the Omnibus Plan. The acts of a majority of the members present at any meeting of the Compensation Committee at which a quorum is present, or acts approved in writing by the entire Compensation Committee, shall be the acts of the Compensation Committee for purposes of the Omnibus Plan.

Subject to any express limitations set forth in the Omnibus Plan, the Compensation Committee generally has the full and exclusive authority to, amongst other matters set forth in the Plan,

•	administer and interpret the Omnibus Plan,

•	authorize the granting of awards,

•	approve or amend the form of award agreements to use under the Plan,

•	determine the eligibility of an employee, director or other eligible person to receive an award,

•	determine the number of shares of common stock to be covered by each award,

•	determine the terms, provisions and conditions of each award,

•	determine the fair market value of any shares awarded,

•	determine if any awards will provide for dividend equivalents, and

•	take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Omnibus Plan or the administration or interpretation thereof.

Eligibility and Types of Awards — General.    Eligibility for awards under the 2011 Plan is determined by the Compensation Committee. Non-employee directors, directors, officers and employees of the Company and its subsidiaries, and other persons expected to provide significant services (of a type expressly approved by the

Compensation Committee as covered services for these purposes) to the Company and its subsidiaries are eligible to be granted stock options (“Options”), restricted stock, restricted stock units (“RSUs”), dividend equivalent rights (“DERs”), stock appreciation rights (“SARs”), performance shares and other stock-based awards under the 2011 Omnibus Incentive Plan.

Available Shares.    Subject to adjustment upon certain corporate transactions or events, the Omnibus Plan currently authorizes the issuance of up to an aggregate of 4,986,395 shares of Common Stock under the Plan (which will be increased by 2,465,000 shares if this Proposal 3 is approved by our stockholders). Such shares may be authorized and unissued shares or treasury shares or any combination of the foregoing, as may be determined from time to time by the Committee. Any of the authorized shares may be used for any type of award under the Plan.

Annual Award Limits.    The maximum number of shares for which Options or SARs may be granted to any participant in any calendar year is 2,000,000 shares and the maximum number of shares that may be paid to any participant in any calendar year in the form of Restricted Stock, Restricted Stock Units, Performance Shares or other stock based awards, in each case that are performance-based compensation, is 2,000,000 shares determined as of the date of payout. The maximum aggregate amount that may be paid to any participant in any calendar year under an award of performance units, cash-based awards or any other award that is payable in cash, in each case that are performance-based compensation, shall be $5,000,000, determined as of the date of payout.

Term.    Unless the Omnibus Plan is previously terminated by the Board, new awards may be granted under the Omnibus Plan until the tenth anniversary of the date that such plan was originally approved by the Company’s stockholders.

Adjustments in Authorized Shares.    The Compensation Committee is empowered to substitute or adjust, as applicable, the number and kind of shares that may be issued under the Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual award limits and other value determinations applicable to outstanding awards in the event of any corporate event or transaction (including, a change in the shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, in order to prevent dilution or enlargement of participants’ rights under the Plan,; provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

Treatment of Tendered Shares.    Shares tendered to pay the option price of an option granted under the Plan, or to satisfy tax withholding obligations associated with an award under the Plan, or any shares that were subject to an SAR but were not issued upon the exercise of such SAR shall not be available again for grant under the Plan. If Proposal 3 is approved the Plan would permit (but not require) that such shares be available for grant at a future time.

Stock Options.    Options may be granted in such number, and upon such terms, and at any time and from time to time as shall be determined by the Compensation Committee. Each grant of an Option shall specify whether the Option is in the form of a nonqualified stock option or an incentive stock option (“ISO”). The price for each grant of an Option shall be determined by the Compensation Committee; provided, however, the Option price must be at least equal to 100% of the fair market value of a share of Company stock as of the date of the grant. The term of an Option is determined by the Compensation Committee; provided, however, that no Option may be exercisable later than the tenth anniversary of the date of its grant. A participant must pay the Option price in order to receive a share of stock for such Option. The Option price is payable to the Company in accordance with one of the following methods: (a) in cash or its equivalent, (b) by tendering (either by actual delivery or attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the Option price, (c) by a cashless (broker-assisted) exercise, (d) by any combination of (a), (b) and (c), or (e) any other method approved or accepted by the Compensation Committee.

An Option granted in the form of an ISO shall be subject to the following rules:

•	An ISO may only be granted to eligible employees.

•	An award agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

•

The Option price of an ISO shall be determined by the Compensation Committee; provided, however, the Option price must be at least equal 100% of the fair market value of a share as of the ISO’s grant date and in the case of 10% owners, the Option price may not be not less than 110% of the fair market value.

•	Any ISO granted to a participant shall be exercisable during his or her lifetime solely by such participant.

•	The period during which a participant may exercise an ISO shall not exceed ten years (five years in the case of a participant who is a 10% owner) from the date on which the ISO was granted.

•

In the event a Participant terminates employment due to death or disability, the participant (or, in the case of death, the person(s) beneficiary) shall have the right to exercise the participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the participant had the right to exercise the ISO on the date of his death or disability; as applicable, provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a participant terminates employment for reasons other than death or disability, the participant shall have the right to exercise the participant’s ISO during the period specified in the applicable award agreement solely to the extent the participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

•

No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Stock Appreciation Rights.    SARs may be granted in such number, and upon such terms, as shall be determined by the Committee. The grant price for each grant of an SAR shall be determined by the Committee; provided, however, that the grant price must be at least equal to 100% of the fair market value of a share as of the grant date. The term of an SAR granted shall be determined by the Committee; provided, however, that no SAR shall be exercisable later than the tenth anniversary of the date of its grant. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Upon the proper exercise of an SAR, a participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) the excess of the fair market value of a share on the date of exercise over the Grant Price, and (b) the number of shares with respect to which the SAR is exercised. Payment shall be made in cash, shares or a combination thereof as provided for under the applicable Award Agreement.

Restricted Stock.    The Compensation Committee currently has authority to award up to 25% of the total shares as shares of restricted stock and other full value shares (e.g., RSUs and performance shares described below). If this Proposal 3 is approved by our stockholders, the 25% restriction will be removed. Restricted stock will vest over such periods as the Compensation Committee shall determine at the time of grant and provide in the applicable award agreement. The Compensation Committee may impose other conditions on the award of restricted stock including, (a) a requirement that a participant pay a stipulated purchase price for each share of restricted stock, (b) restrictions based upon the achievement of specific performance goals, (c) time-based restrictions on vesting following the attainment of the performance goals, (d) time-based restrictions, or (e) restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded. A participant holding shares of restricted stock may, at the Compensation Committee’s discretion, be granted the right to exercise full voting rights with respect to those shares.

Restricted Stock Units.    Restricted stock units may be granted to participants in such number, and upon such terms, as determined by the Compensation Committee. A grant of restricted stock units does not represent the grant of shares but rather, a promise to deliver a corresponding number of shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable award agreement over the restriction period. Each grant of RSUs is subject to a restriction period that lapses upon the satisfaction of certain conditions and restrictions determined by the Compensation Committee. Examples of such conditions or restrictions include one or more of the following:

•	A requirement that a participant pay a stipulated purchase price for each RSU;

•	Restrictions based upon the achievement of specific performance goals;

•	Time-based restrictions

•	Time-based restrictions on vesting following the attainment of the performance goals;

•	Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

Unless otherwise elected by a participant or otherwise provided for in the award agreement, restricted stock units are settled on the date the RSUs vest. Settlement may be made in shares, cash or a combination thereof, as specified in the award agreement. Recipients of RSUs do not have voting rights with respect to the RSUs until settlement.

Performance Shares.    Performance shares may be granted to participants in such number, and upon such terms and at any time and from time to time as determined by the Compensation Committee. Each Performance share has an initial value equal to the fair market value of a share on the grant date. The Compensation Committee establishes performance goals in its discretion that, depending on the extent to which the performance goals are met over the specified performance period, determines the number of performance shares that will be paid to the participant. Notwithstanding the foregoing, the performance goals upon which the payment or vesting of an award to a “covered employee” (as defined in Section 162m of the Code) that is intended to qualify as performance-based compensation shall be limited to the following performance measures: allowance for loan losses and provision for loan losses; book value; cash flow (including, but not limited to, cash flow from financing activities, cash flow from investing activities and cash flow from operating activities); earnings (either in aggregate or on a per-share basis); earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA); economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); expenses/costs; gross or operating margins; gross or net revenues; interest income; market share; net interest income; net income; non-interest income (including premium income); operating income/profit; operational performance measures; pre-tax Income; profitability ratios; return measures (including return on assets, equity, investment, invested capital, share price); share price; strategic business objectives (including objective project milestones); transactions relating to acquisitions or divestitures; or working capital. After the applicable performance period has ended, the number of performance shares earned by the participant is determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination is made solely by the Compensation Committee. At the close of the applicable performance period, any earned performance shares in the form of cash or in shares or in a combination thereof is paid to the participant. Any shares paid to a participant may be subject to any restrictions deemed appropriate by the Compensation Committee.

Performance Units.    Performance units may be granted to participants in such number, upon such terms, and at such initial notional value, at any time and from time to time as shall be determined by the Compensation Committee. The Compensation Committee sets performance goals that, depending on the extent to which they are met over the specified performance period, will determine the number of performance units that will be settled and paid to the participant. At the close of the applicable performance period, any earned performance units in the form of cash or in Shares or in a combination thereof, as specified in a participant’s applicable award agreement. Any shares paid to a participant may be subject to any restrictions deemed appropriate by the Compensation Committee.

Dividend Equivalent Rights.    A DER is a right to receive, as specified by the Compensation Committee at the time of grant, an amount equal to the dividend distributions paid on a share of common stock. The Compensation Committee may grant dividend equivalents to a participant based on the dividends declared on shares that are subject to any award granted to the participant with such dividend equivalents credited to the participant as of the applicable dividend payment dates that occur during a period determined by the Compensation Committee. Such dividend equivalents shall be converted to and paid in cash or additional shares or awards by such formula and at such time and subject to such limitations as may be determined by the Compensation Committee.

Other Stock-Based Awards and Cash-Based Awards.    The Compensation Committee may grant other stock-based awards not otherwise described by the terms of the Plan, including, the grant or offer for sale of unrestricted shares and the grant of deferred shares or deferred share units, in such amounts and subject to such terms and conditions, as the Compensation Committee shall determine. Such awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares. The Compensation Committee may also grant cash-based awards in such amounts and upon such terms as the Compensation Committee shall determine. Each cash-based award shall specify a payment amount or payment range as determined by the Compensation Committee. If the Committee exercises its discretion to establish performance goals, the value of cash-based awards that will be paid to the participant will depend on the extent to which such performance goals are met.

Termination of Employment.    The Compensation Committee determines the extent to which a participant shall vest in or forfeit an award following the participant’s termination of employment or directorship. With respect to an award that is in the form of an Option or SAR, the Compensation Committee shall determine the extent to which a participant shall have the right to exercise the Option or SAR following the participant’s termination of employment, or directorship.

Effect of a Change in Control.    Upon a change in control in the Company, (a) a participant’s then-outstanding Options and SARs immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied) and exercisable over the exercise period determined by the Compensation Committee; (b) a participant’s then-outstanding awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a participant to the Company shall become fully vested and shall be settled in cash, shares or a combination as provided for under the applicable award agreement as soon as practicable following such Change in Control; and (c) a participant’s then-outstanding awards, other than Options and SARs, that are subject to one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be settled in cash, shares or a combination as provided for under the applicable award agreement as soon as practicable following such change in control; notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

Amendment and Termination.    The Board may, from time to time, with respect to any shares at the time not issued, suspend, revise, amend or discontinue the Omnibus Plan. The Board may amend the Omnibus Plan as it shall deem advisable, except that no amendment may adversely affect a participant with respect to outstanding grants without the participant’s consent unless such amendments are in connection with compliance with applicable laws. The Board may not make any amendment in the Omnibus Plan that would, if such amendment were not approved by the Company’s stockholders, cause the Omnibus Plan to fail to comply with any requirement of applicable law or regulation, or of any applicable exchange or similar rule, unless and until the requisite stockholders’ approval is obtained.

Material U.S. Federal Income Tax Consequences of the 2011 Omnibus Incentive Plan

The following tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address state, local or other federal tax consequences, and such consequences could differ from those discussed below. All affected individuals should consult their own tax advisors if they wish any further details or have other questions.

Incentive Stock Options.    In general, neither the grant, the vesting nor the exercise of an ISO will result in taxable income to an Option holder or a deduction for the Company. To receive special tax treatment as an ISO under Section 422 of the Code for the shares acquired upon exercise of an ISO, an Option holder must neither dispose of the shares within two years after the ISO is granted nor within one year after the transfer of the shares to the Option holder pursuant to exercise of the Option. In addition, the Option holder must be an employee of the Company or a qualified subsidiary at all times between the date of grant and the date three months (one year in the case of disability) before exercise of the Option. Special rules apply in the case of the death of the Option holder. ISO treatment under the Code generally allows the sale of common stock received upon the exercise of an ISO to result in any gain being treated as a capital gain to the Option holder, but the Company will not be entitled to a tax deduction. The exercise of an ISO (if the holding period rules described in this paragraph are satisfied), however, will give rise to income includable by the Option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the common stock acquired on the date of the exercise of the Option over the exercise price.

If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an ISO will be characterized as ordinary income and included in the Option holder’s taxable income. This gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company will generally be entitled to a deduction equal to the amount of such gain included by an Option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain due to the fact that the holding period rules noted above were not satisfied. Special tax rules may apply if exercise of the Option is permitted other than by cash payment of the exercise price.

Non-Qualified Stock Options.    We also may award options that do not qualify as ISOs. These Non-qualified Stock Options are referred to as NQSOs. No income will be recognized by an Option holder at the time of grant or vesting of an NQSO. Ordinary income will generally be recognized by an Option holder at the time an NQSO is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the Option holder with respect to the NQSO. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of an NQSO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any NQSO will be equal to the sum of the exercise price of the NQSO and the amount included in income with respect to the NQSO. Special tax rules may apply if exercise of the Option is permitted other than by cash payment of the exercise price.

Restricted Stock.    Unless a holder of restricted stock makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of restricted stock. Restricted stock is subject to tax at ordinary income tax rates when it is no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the common stock at that time and the amount, if any, paid by the holder for the restricted stock. Subsequently realized changes in the value of the common stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of the shares. In general, if a holder makes an 83(b) election (under Section 83(b) of the Code) within 30 days of the award of restricted stock, the holder will recognize ordinary income on the date of the award of restricted stock, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted stock as though the common stock were (A) not subject to a substantial risk of forfeiture, or (B) transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) election is made, (i) there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted stock generally would be eligible for capital gains treatment and (ii) in the event of a forfeiture, the holder will generally not be entitled to a deduction or other tax loss in respect of amounts previously included in taxable income by virtue of the election.

RSUs.    RSUs have been designed with the intention that there will be no ordinary income tax consequences as a result of the granting of a RSU until the actual transfer is made with respect to the RSU. When the actual stock is transferred, the participant generally will recognize ordinary income, and the Company will generally be entitled to a deduction, equal to the fair market value of the Common Stock and cash, as applicable, received upon settlement.

Dividend Equivalent Rights.    There generally will be no tax consequences as a result of the award of a DER. When payment is made, the holder of the DER generally will recognize dividend income taxed at ordinary income rates, and the Company will be entitled to a deduction, equal to the amount received in respect of the DER.

Securities Exchange Act of 1934.    Additional special tax rules may apply to participants in the 2011 Omnibus Incentive Plan who are subject to the rules set forth in Section 16 of the Exchange Act.

The Board of directors urges stockholders to approve:

•	the increase of the number of shares available for issuance under the Plan by 2,465,000 shares,

•	the elimination of restrictions on the total number of shares of any type of award that may be granted under the Plan, and

•	the availability of liberal share counting.

The Board of Directors unanimously recommends a vote

FOR Proposal 3.

PROPOSALS 4 through 8

THE PROPOSED CHARTER AMENDMENTS

At the Annual Meeting, stockholders will be asked to consider and adopt five different proposals to amend and restate the Company’s Charter (the “Proposed Charter Amendments”). The Charter will be amended and restated to reflect those Proposed Charter Amendments approved by our stockholders. The proposed changes fall into one of five general categories: (a) to retain but re-organize provisions applicable to our former real estate investment trust (“REIT”) status, (b) to make certain ministerial changes and to eliminate provisions of a historical nature that no longer apply to our business, (c) to conform the Charter so as to be consistent with the provisions of Articles Supplementary previously filed with the State Department of Assessments and Taxation of Maryland by the Board of Directors, (d) to revise a requirement relating to the indemnification of officers and directors and (e) to clarify certain ambiguous or redundant language and to up-date our Charter to comply with the Maryland General Corporation Law (“MGCL”).

Provisions Relating to Our Former REIT Status—Proposal 4.    Prior to the acquisition of Green Tree in July 2011, the Company operated as a REIT and our Charter contains a number of provisions that are only relevant to maintaining REIT status or to the operations of a REIT. As a result of the Green Tree acquisition, the Company no longer qualifies as a REIT and therefore these provisions are no longer applicable to the Company’s current business operations. Nonetheless, our proposal with respect to these provisions is to retain, update and reorganize the REIT provisions within the Charter for future use in the event that the Company should, at some later date, once again qualify as a REIT.

Historical Provisions that are No Longer Relevant—Proposals 5 and 8.    The Company was spun off from its former parent and combined in a reverse merger with Hanover Capital Mortgage Holdings Inc. (“Hanover”) in April 2009. At the time of the spin off, the Company’s business became subject to the then existing Hanover Charter. The Charter contains certain provisions that had been imposed upon the Hanover business, which at the time was relatively small and suffering financial difficulties, by certain of its then-existing larger stockholders. These Charter provisions directed at Hanover are obsolete due to our current business model, operations and financial condition, the geographic scope of our products and services, the size of our operations, and our current stockholder base.

Revisions to the Charter to Reflect Articles Supplementary Previously Enacted by the Board in Order for the Charter to Reflect Current Voting Requirements—Proposal 6

Articles Supplementary, adopted by our Board of Directors and filed with the State Department of Assessments and Taxation of Maryland in April 2009, approved the adoption of Sections 3-804(a) and (c) of the MGCL which pertain to certain voting requirements further described below. The Articles Supplementary supersede conflicting provisions of the Charter. In addition, the Charter currently consists of the base Charter document plus the Articles Supplementary. Combining both documents into one eliminates the potential for mistakes in providing corporate governance documents when required and aids clarity within the document. The approval of Proposal 6 would conform the Charter to the Articles Supplementary.

Revision of Indemnification Provisions—Proposal 7.    This revision would eliminate a requirement that directors, officers and others seeking indemnification under the charter must make a showing of entitlement prior to being advanced funds. As discussed further below, such a requirement diminishes the value of indemnification to officers and directors and adversely impacts our ability to recruit the most qualified people for these positions.

Clean-up of Ambiguous or Redundant Language and Up-date to Maryland Law—Proposals 5 and 8.    In revising the Charter, we determined that some of the language was unclear, ambiguous or out-dated. This language has been revised. In addition, there are a few minor inconsistencies between the existing Charter and Maryland law which have been clarified.

Approval of each of Proposals 4 and 5 requires that a majority of the votes be cast in favor of the proposal then-being considered at a meeting at which a quorum is present. Approval of each of Proposals 6 through 8 requires the affirmative vote of at least two-thirds of the outstanding shares of common stock entitled to vote thereon. Each proposal will be considered independently from the other proposals and none of the proposals are conditioned upon stockholder approval of any other proposal. Accordingly, if some of the Proposed Charter

Amendments are not approved by our stockholders, only those Proposed Charter Amendments that are approved will be implemented. It is the intention of the Board of Directors to file the Articles of Amendment and Restatement which incorporates the proposals approved by the stockholders as soon as practicable following the 2013 Annual Meeting. If any particular proposal is not approved, the numbering or ordering of the Articles and their subsections will be revised accordingly.

Based on a review of our Charter by the Corporate Governance Committee, our Board of Directors has approved each of the Proposed Charter Amendments and, as a result, the adoption of the Articles of Amendment and Restatement of our Charter and submission to our stockholders for approval. A copy of the Articles of Amendment and Restatement which has been marked to show proposed changes (underlined text is either reorganized or new and text that is stricken is proposed to be deleted or moved) is attached as Annex B to this Proxy Statement, and we urge you to read the full text of the Articles of Amendment and Restatement. A copy of the current Charter is located on the Company’s website at www.walterinvestment.com. It should be noted, that unless otherwise specified, references to Article numbers and subsections in the following Proposals are to the original version of the Charter.

The following Proposals 4 and 5 require a majority vote of our stockholders.

Proposal 4 — Amend the Charter’s REIT-Related Provisions

The Charter currently contains numerous provisions which are specifically directed at complying with Internal Revenue Service statutes, rules, and regulations that are required to be satisfied in order to qualify or maintain status as a REIT (collectively, the “REIT Provisions”). Because the Company no longer qualifies as a REIT, these provisions are, at a minimum, no longer appropriate or necessary and potentially overly restrictive for non-REIT corporations.

Stockholders also are being asked to approve Proposal 5 pursuant to which various amendments and modifications would be made to the Charter that will cause the REIT Provisions to no longer be applicable to the Company unless, in the future, the Company should again qualify as a REIT.

The proposed amendments would, among other things, provide that the following REIT Provisions would only apply in the event the Company qualifies for REIT status in the future:

•	the obligation of the Board of Directors set forth in current ARTICLE FIFTH (to become Article EIGHTH) to use reasonable best efforts to achieve or preserve REIT status, and

•	the restrictions on transfer and ownership of stock set forth in ARTICLE NINTH of the Charter.

In addition, certain other REIT Provisions relating to an exemption period that has expired would be deleted and those REIT Provisions which indicate that our common stock is listed on the NYSE Amex (n/k/a the NYSE MKT) would be revised to reflect that the shares are now listed on the New York Stock Exchange.

In the event that the Company once again qualifies as a REIT and the restrictions on ownership and transfer would once again be applicable, the proposed amendments would also (i) clarify that, if the Board of Directors increases or decreases the aggregate stock ownership and common stock ownership limits in accordance with the Charter, any references in the Charter to such limits will be deemed to be such increased or decreased limits determined by the Board of Directors, (ii) provide for termination of the restrictions on ownership and transfer if the Company no longer qualifies as a REIT, even if the Board of Directors has taken no action in this regard, (iii) provide for the automatic transfer of shares of stock to more than one charitable trust if a violation of the restrictions on ownership and transfer would nonetheless be continuing after the transfer of such shares to a single trust, and (iv) modify the legend to be included on stock certificates or in the written statement of information delivered to a holder of uncertificated shares in lieu of a stock certificate to more closely track the language in the underlying Charter provisions.

The Board of Directors believes that it is appropriate to clarify that the restrictions in the Charter designed primarily to maintain the Company’s status as a REIT, especially those relating to transfer and ownership restrictions, are no longer applicable and that it should be made clear that they will only apply if the Company should qualify as a REIT in the future. The Board believes that these provisions should be combined and moved into another Article of the Charter to avoid confusion and to update the REIT Provisions as described above. The revised and restated REIT Provisions are proposed to be included in a new ARTICLE EIGHTH. Notwithstanding the desire to retain and reserve the REIT Provisions, there is no present intention for the Company to seek qualification as a REIT.

The Board of Directors unanimously recommends a vote

FOR the approval of Proposal 4.

Proposal 5 — Amend the Charter to Provide Various Ministerial Revisions

The Board of Directors believes that it is advisable to amend the Charter to delete certain obsolete provisions, to update information included in the Charter, and to make other ministerial changes to the Charter for clarification purposes or to be consistent with the MGCL or other provisions of the Charter. The proposed Charter amendments under this Proposal 5 include, without limitation:

•	Revision to ARTICLE THIRD to change of the Company’s resident agent from CSC-Lawyers Incorporating Service Company to The Corporation Trust Incorporated.

•	Updating of certain Article and Section references as appropriate to reflect approved changes.

•	Modifying certain definitions, including ARTICLE SIXTH (e) — “Bylaws”; ARTICLE SEVENTH (a) — “Maryland General Corporation Law”; ARTICLE NINTH (a) — “NYSE” and “Restriction Termination Date.”

•	Deleting certain obsolete provisions relating to the merger of Walter Investment Management LLC into Hanover.

The Board of Directors unanimously recommends

a vote FOR the approval of Proposal 5.

The following Proposals 6, 7 and 8 require a two-thirds majority vote of our stockholders.

Proposal 6 — Revisions to Conform the Charter to Subsequently adopted Articles Supplementary

As reflected in Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland in April 2009, our Board of Directors adopted a resolution electing for us to be subject to Sections 3-804(a) and (c) of the MGCL.

Section 3-804(a) of the MGCL requires, notwithstanding any other lesser proportion of votes required by a provision in the Charter or bylaws, the affirmative vote of two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors to remove a director from the Board. ARTICLE SEVENTH(d) of our Charter contains a provision requiring only a majority vote to remove a director. The election to be subject to Section 3-804(a) of the MGCL reflected in the Articles Supplementary supersedes the original provision in the Charter and thus, the proposed revision simply corrects the Charter to reflect the currently applicable voting requirement for director removal.

Section 3-804(c) of the MGCL provides, notwithstanding any contrary provision in the Charter or bylaws and except as provided in the terms of any class or series of preferred stock, in the event that a vacancy should occur on the Board, (a) such vacancy may be filled only by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and (b) any director elected by the Board to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. In addition to giving the Board the power to fill a vacancy (but only until the next annual meeting of stockholders), ARTICLE SEVENTH(d) of our Charter provides stockholders with the concurrent power to fill such vacancy. The election to be subject to Section 3-804(c) of the MGCL reflected in the Articles Supplementary supersedes the original provision in the Charter and thus, the proposed revision simply corrects the Charter to reflect the currently applicable standard for filling Board vacancies.

Inasmuch as these revisions are designed simply to conform the Charter to the provisions of Sections 3-804(a) and (c) of the MGCL to which we have already elected to be subject,

the Board of Directors unanimously recommends a vote

FOR the approval of Proposal 6.

Proposal 7 — Revision of Indemnification Provisions

The Board of Directors, upon the recommendation of the Corporate Governance Committee, has determined that it is advisable and in the best interests of the Company to amend ARTICLE EIGHTH (a)(4) of the Charter to provide that the Company may advance the expenses of its directors, officers, agents and employees in connection with matters that are potentially indemnifiable under the MGCL, the Charter, and otherwise without first going through a procedure under the MGCL to determine the ultimate entitlement to indemnification.

Maryland law and the Charter provide that the Company may indemnify and advance expenses to directors, officers, agents and employees from and against certain liabilities incurred in the performance of their duties on behalf of the Company. Under Maryland law, unless the charter provides otherwise, a determination of the ultimate entitlement to indemnification must be made by disinterested directors, special legal counsel or the stockholders before expenses may be advanced.

Indemnification of directors, officers and others acting within the scope of their duties is recognized as an important protection provided to such individuals and an inducement to serve on a board of directors or accept employment. The value of this protection is diluted if the individuals are required to make a showing of entitlement to indemnification prior to the receipt of advances. Claims against directors and officers can be complex and a defense or determination of fault often takes significant amounts of time to develop. In the meantime, expenses can mount quickly, leaving an officer or director distracted from performing his or her duties. Even if a determination of the ultimate entitlement to indemnification is not made before the advancement of expenses, Maryland law prohibits such expense advancement unless the director or officer provides the Company with (a) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the standard of conduct was not met. Thus, in the event that it is clear at the outset that the director or officer would not be entitled to indemnification, then advances can be refused; and in the event that it is ultimately determined that indemnification was not warranted, the advanced funds may be recouped.

The proposed amendments would eliminate the requirement of a preliminary determination of the ultimate entitlement to indemnification. The proposed amendments would also clarify that the rights to indemnification and advance of expenses provided by the Charter to a director or officer vest immediately upon the election of such director or officer. By providing for these protections to directors and officers, the Company can better attract qualified people for these positions which, in turn, benefits the Company and its stockholders.

The Board of Directors unanimously recommends a vote

FOR the approval of Proposal 7.

Proposal 8 — Amend the Charter to provide changes to Articles Sixth, Seventh, and Eighth to Provide Ministerial Changes

The Charter amendments under this Proposal 8 would make certain ministerial changes for clarification purposes or to be consistent with the MGCL Law or other provisions of the Charter, including, without limitation, the following:

•

Amendment to ARTICLE SIXTH(c)(1) to eliminate an inconsistency in the Charter provisions relating to future classes of common stock and to clarify that future classes could provide for more or less than one vote per share.

•

Amendment to ARTICLE SEVENTH(a)(7) to clarify that, if the Company were ever to issue voting stock with more or less than one vote per share, it is a percentage of votes entitled to be cast (not shares entitled to vote) that is required for extraordinary actions.

•

The deletion of ARTICLE SIXTH(d) relating to the issuance of Participating Preferred Stock. This class of stock relates to a period of time prior to the merger of Hanover with Walter and is irrelevant to the Company’s business today.

•

The deletion of certain obsolete provisions in ARTICLE SEVENTH(f) with respect to classes of directors elected in 1998, 1999 and 2000 and a related clarification that the successors to any class of directors whose term expires at an annual meeting of stockholders will hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. This revision deletes historical references to the initial terms of the Classes of our directors while retaining the existing Class structure and terms.

•	The deletion and clarification of redundant language and in ARTICLE EIGHTH(a)(7) and EIGHTH(b) regarding the process by which the Charter may be amended.

•

Clarification in ARTICLE EIGHTH(b) that the supermajority vote requirement for Charter amendments affecting REIT status applies only if the Company once again qualifies as a REIT (note that these revisions were not included in Proposal 4 because these revisions require approval by at least two-thirds of the outstanding shares of common stock).

•	The update of certain Article and Section references.

The Board of Directors unanimously recommends a vote

FOR the approval of Proposal 8.

PROPOSAL 9

RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, an independent registered certified public accounting firm (“Ernst & Young”), to be the Company’s auditors for the fiscal year ending December 31, 2013 and, with the endorsement of the Board of Directors, recommends that stockholders vote to ratify that appointment. Although submission of this matter to stockholders is not required by law, in the event of a negative vote, the Board of Directors will reconsider its selection. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of Ernst & Young. Ratification of the appointment will require approval by a majority of the votes cast at the Annual Meeting, assuming a quorum is present.

For a discussion of audit and non-audit fees paid to Ernst & Young in 2012 and 2011 see “Audit Fees and Non-Audit Fees” immediately following the Audit Committee Report, below. For a discussion of the Audit Committee’s “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor” please see the discussion of the Audit Committee set forth in the “Board Committee Membership and Meetings” section of this Proxy Statement.

Before selecting Ernst & Young, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young in all of these respects, but nonetheless, reserves the right to change the Company’s independent registered certified public accounting firm at its discretion.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders attending the meeting and to make a statement if they desire.

The Board of Directors and the Audit Committee recommend a vote

FOR the ratification of Ernst & Young LLP

as our independent registered certified public accounting

firm for 2013.

AUDIT COMMITTEE REPORT

The audited consolidated financial statements of the Company, as of and for the three year period ended on December 31, 2012, are included in the 2012 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls. Ernst & Young, an independent registered certified public accounting firm engaged by the Company, is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

The Audit Committee met seven times during 2012. In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with Ernst & Young its judgments as to the quality and acceptability of the Company’s accounting principles. Management and Ernst & Young have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young matters covered by Statement on Auditing Standards No. 61

(Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company. The Audit Committee confirmed that Ernst & Young has not provided any non-audit services to the Company during the 2012 fiscal year.

In addition, the Audit Committee has discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee conferred with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2012, with management, its internal auditors, and Ernst & Young. Based upon the reviews and the discussions referred to above, in reliance on management and Ernst & Young, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of Ernst & Young to audit the Company’s financial statements for its 2013 fiscal year.

This report is respectfully submitted by:

AUDIT COMMITTEE:

William J. Meurer, Chairman

Steven R. Berrard

Ellyn L. Brown

Alvaro G. de Molina

James L. Pappas

Shannon E. Smith

Audit Fees and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and December 31, 2011 by Ernst & Young LLP, the Company’s independent auditors, for the audit of the Company’s annual consolidated financial statements and services rendered by the independent registered certified public accounting firm for those periods.

	2012 ($)	2011 ($)
Audit fees(1)	4,128,865	2,560,671
Audit related fees(2)	240,905	272,500
Tax Fees(3)	39,500	4,071
All other fees(4)	—	—
Total Fees	4,409,270	2,837,242

(1)	This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements included in Form 10-K filings for the fiscal years 2012 and 2011, for reviews of the Company’s quarterly consolidated financial statements included in Form 10-Q filings during fiscal years 2012 and 2011, and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings for the relevant years.

(2)

This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for the other attest engagements under professional auditing standards and accounting consultations.

(3)	This category includes tax planning services.

(4)	All Other Fees: None

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS

Pursuant to our Charter and Bylaws, and the MGCL, the Board of Directors, which is elected by the stockholders, is responsible for the overall management of the business and affairs of the Company. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved to the stockholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate polices, and for our overall performance and direction, but is not directly involved in our day-to-day operations. Board members keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them by Company management and through discussions with our Chief Executive Officer and other executive officers. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. The Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews annually the size and composition of the Board and recommends to the full Board, to the extent necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board, as a group, and contains at least the minimum number of independent directors required by applicable laws, regulations and NYSE Rules.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted Corporate Governance Guidelines to govern the structure of the Board of Directors and outline the Board’s policies on a number of the Company’s corporate governance issues and procedures. These guidelines, which are posted on the Company’s website at www.walterinvestment.com, include procedures that are intended to facilitate “best practices” corporate governance. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of the Company’s stockholders and to promote honesty and integrity throughout the Company. Portions of the Corporate Governance Guidelines, which are reviewed by the Nominating Committee and the Board on, at a minimum, an annual basis, are described below and are available as described herein.

DIRECTOR INDEPENDENCE

Under our Corporate Governance Guidelines, a majority of our Board of Directors is required to be comprised of independent directors. In general, our Board of Directors determines independence on the basis of standards established by the New York Stock Exchange (“NYSE”) and as set forth in the NYSE Rules, and other facts and circumstances it considers relevant.

Our Nominating Committee evaluates the relationships between each director (and his or her immediate family members and related interests) and the Company annually to determine compliance with the NYSE Rules. The Nominating Committee also evaluates whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Nominating Committee has recommended, and the Board of Directors has affirmatively determined, that each director, other than Messrs. O’Brien and Dixon, who are employees of the Company, is independent under these standards. In addition, members of the Audit Committee must meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002. Further, each member of the Compensation Committee must (a) meet the additional independence standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code, (b) qualify as “non-employee directors,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and (c) meet the additional independence requirements of the NYSE for compensation committees. The Nominating Committee has determined, and the Board affirmatively agreed, that each member of the Audit and Compensation Committees has met each of these independence standards.

BOARD COMPOSITION

The Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of that goal, proposing the addition and/or resignation of members for the purpose of ensuring that the Board is populated by a sufficient number of individuals with appropriate skills. In recent years the duties and responsibilities of members of boards of directors in general have increased dramatically as a result of increased regulatory demands and oversight, the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the expansion and enhancement of corporate governance practices. This has been compounded by the recent growth in size and complexity of the Company’s business. In order to ensure that the Board is able to meet these increased demands, both as Board and committee members, during 2012 the Nominating Committee determined that the size of the Board should be increased by two independent directors.

DIRECTOR NOMINATION PROCESS, DIRECTOR QUALIFICATIONS AND REVIEW OF DIRECTOR NOMINEES

The Nominating Committee is responsible for assessing all director candidates and recommending nominees to the Board. The Nominating Committee may identify director candidates through recommendations made by the Company’s independent directors, other Board members, management or business contacts, or by third party search firms retained by the Nominating Committee. It is the policy of the Company, as reflected in the Charter of the Nominating Committee, to consider nominees recommended by stockholders, and, in addition, stockholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Bylaws (For a further discussion of the time periods within which nominations or any other matters may be brought forth at the 2013 Annual Meeting of Stockholders, please see the section of this Proxy Statement set forth under the heading “Shareholder Proposals”).

When evaluating nominees, including those recommended by stockholders, the composition of the entire Board is taken into account, including: the requirement that a majority of Board members be independent; the diversity of experience and background represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its committees; and the desire to have directors who will work collegially to represent the best interests of the Company and its stockholders, communities and employees. In evaluating individual director candidates, it is preferable that directors possess a considerable amount of business management experience (such as experience as a chief executive officer or chief financial officer) and a strong educational background. However, the Nominating Committee also considers a number of other factors that enhance the Board’s ability to manage and direct the affairs and business of the Company and best represent the interests of the Company and its stockholders, including: the knowledge, competency, strength of character, experience, candor, integrity, skills and judgment of each candidate; the alignment of each candidate’s knowledge and technical expertise with that of the other members of the Board of Directors, as well as with the needs of the business; prior performance on the Company’s Board and other boards of directors; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; each candidate’s willingness and ability to devote sufficient time and effort to his or her duties as a director; independence and ability to objectively evaluate strategic proposals; any core competencies or technical expertise necessary to staff Board committees; and any other criteria established by the Board of Directors. Although the Company does not have a formal policy with respect to diversity, the Charter of the Nominating Committee provides, and the Board of Directors believes, that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills, is an important consideration in screening and evaluating candidates for nomination to the Board of Directors. The Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

As a result of the decision to expand the Board by two members, a number of candidates were identified for membership and, after due consideration, the Nominating Committee recommended that Mr. Alvaro de Molina and Dr. James Pappas be nominated for election to the Board of Directors. On September 10, 2012, the Board of Directors accepted the recommendation of the Nominating Committee and elected each of them to fill the vacancies created by increasing the size of the Board.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Chairman of the Board/Chief Executive.    The Board of Directors believes that Mr. O’Brien’s service as both Chairman of our Board of Directors and our Chief Executive Officer is in the best interests of the Company and its stockholders. Combining this role in a company of our size and relatively focused scope of business enables decisive leadership, ensures clear accountability, and facilitates information flow between management and the Board, all of which are essential to effective governance. One of the primary responsibilities of the Board is to develop strategic direction at the Board level, while at the same time holding management accountable for the execution of the strategy. Mr. O’Brien’s in-depth, day-to-day knowledge of the Company’s business and industry, operations, opportunities, and challenges places him in the best position to both guide and implement the directions of the Board. Moreover, the combined role allows for more productive meetings as Mr. O’Brien is best able to assist the Board in focusing on critical business issues.

Lead Director.    Historically, given the small size of our Board, the focused nature of our business, the significant cooperation and communication between our directors, and the important role that our independent directors take in oversight of management through their roles on our Audit Committee, Compensation and Human Resources Committee (the “Compensation Committee”), and Nominating Committee, the Board did not believe that it was necessary to designate a lead independent director. However, with the increase in the size of the Board to nine members, seven of whom are independent, it was felt that the Board would benefit by appointing a Lead Director to act as a liaison between the Chairman and the independent directors. Michael Tokarz was chosen for this position by the independent members of the Board as a result of his long history with and knowledge of the Company’s business and his demonstrated leadership abilities. In this role, Mr. Tokarz also acts as the leader in all executive sessions of the Board. The appointment of a Lead Director notwithstanding, we continue to believe that all of our directors should be, and are, fully engaged in the business. The Board believes that our current approach to board leadership appropriately and effectively complements the combined Chairman/CEO structure and helps to ensure the Board’s risk oversight of the Company.

The Board’s Role in Risk Oversight.    The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within the approved risk tolerances, monitoring the effectiveness of and exercising oversight over management, the compensation of management, and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, cyber-risk, risk related to the economy in general and the housing market and unemployment in particular, risks related to management succession, risk of fraud, and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee, and Nominating Committee. The Nominating Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties. The Nominating Committee also is responsible for conducting an annual evaluation of the Company’s Corporate Governance Guidelines and its Code of Conduct and Ethics, and reviewing the Board’s leadership structure, as well as being responsible for evaluating risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, periodic review of fraud risks identified by management, and the Company’s financial statements and their preparation, as well as its administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives and the appropriate impact that the Company’s compensation policies should have on risk.

Because all Board committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. As part of the oversight process, each committee receives reports from members of senior management concerning the areas of material risk to the Company that are within the purview of that committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of Board committees.

EXECUTIVE SESSIONS OF THE BOARD

As provided in the Corporate Governance Guidelines, the independent directors of the Company meet in executive session following each regularly scheduled meeting of the Board of Directors. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants, to participate in executive session meetings. To the extent that any specific issues surface, or that it is appropriate to provide feedback to management following an executive session, the Lead Director or one or more of the independent directors act as a liaison with the Chairman to convey information or coordinate action with management.

BOARD ATTENDANCE AND ANNUAL MEETING POLICY

It is the Company’s policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. There were ten meetings of the Board of Directors during 2012 and each member of the Board of Directors (excluding Dr. Pappas and Mr. de Molina who were appointed to the Board in September) attended at least 75% of the meetings held by the Board and each committee on which he or she served. Dr. Pappas and Mr. de Molina attended all of the meetings of the Board held after the time of their appointment. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer, outside consultants and professionals, members of management, and others regarding matters of interest and concern to the Company.

It is Company policy that all members of the Board attend the Annual Meeting. In 2012 six out of the seven members were in attendance and it is anticipated that each director will attend the 2013 Annual Meeting of Stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the 2013 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has established a process for stockholders and other interested parties to communicate with any independent director or with non-management directors as a group. Such individuals may send a communication in care of the Company’s Secretary at the Company’s headquarters address. If the communication is specifically marked as a private communication for the Board of Directors, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time. Stockholders are encouraged to visit our website for the most current means of contacting our directors.

BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The Board of Directors has established three committees to assist it in fulfilling its responsibilities:

•	The Audit Committee,

•	The Compensation and Human Resources Committee, and

•	The Nominating and Corporate Governance Committee.

Members of each committee are nominated by the Nominating Committee and are appointed annually at the meeting of the Board of Directors following the annual meeting of stockholders. Each committee is composed entirely of independent directors and operates under a charter approved by the Board of Directors which sets out the purposes and responsibilities of the committee. These committees annually review and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. The charters for all three committees were revised early in 2012 and again in 2013 when the Company registered its stock on the NYSE. The revised charters are available for review at the Company’s website at www.walterinvestment.com. Information with respect to each of these committees is provided below.

Audit Committee

In 2012 our Audit Committee consisted initially of William Meurer, Ellyn Brown, Steven Berrard, and Shannon Smith. When Alvaro de Molina and James Pappas joined the Board they were added to the Audit Committee. For 2013 the Audit Committee will consist of Messrs. Meurer, de Molina, Pappas and Smith. All Audit Committee members are independent under the NYSE Rules and other SEC rules and regulations applicable to audit committees; and all but Ms. Brown possess the qualifications of an “audit committee financial expert,” as that term is defined by applicable SEC regulations. William Meurer serves as the Chairman of the Audit Committee and has been designated as the Audit Committee financial expert. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s duties and responsibilities are set forth in the Audit Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	Serve as an independent and objective party to monitor our financial reporting processes and internal control systems.

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Appoint, oversee and set compensation for the work of the independent registered certified public accounting firm employed by us (including the resolution of any disagreement between management and the firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such registered certified public accounting firm reports directly to the Audit Committee.

•	Reviewing and appraise our internal auditing function.

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Provide open avenues of communication among our independent registered certified public accounting firm, financial and senior management, those involved in our internal auditing function, and the Board of Directors.

•	Review, as necessary, the processes and reports prepared by those involved in the Company’s internal auditing function and management’s responses.

•	Pre-approve all audit and permissible non-audit services and other services conducted by our independent registered certified public accounting firm.

•	Meeting with our independent registered certified public accounting firm prior to the audit to discuss the planning and staffing of the audit.

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Periodically consult with the Company’s independent registered certified public accounting firm outside of the presence of management, about internal controls and the completeness and accuracy of the Company’s financial statements.

•	Prepare the Audit Committee report for inclusion in the proxy statement for each annual meeting.

As a part of its duties, the Audit Committee reviews with management and the independent registered certified public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to filing a report on Form 10-K or 10-Q with the SEC. The Audit Committee reviews annually the scope of the proposed internal and external audits, and also reviews the actual coverage of those activities. The Audit Committee also reviews annually, together with management, the independent registered certified public accounting firm and the contents and conclusions of the audited financial statements. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report.” The Audit Committee held seven meetings during the 2012 fiscal year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has the responsibility to appoint, set compensation and oversee the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services provided by the independent auditor in excess of $50,000.

The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships between the firm and the Company to determine the auditor’s independence. The Audit Committee also approves in advance, in accordance with guidelines established by the Audit Committee, each non-audit service, including tax services to be performed by the independent auditor outside of its regular audit engagement. For purposes thereof, the term “non-audit services” means any professional services provided to the Company by a registered certified public accounting firm, other than those provided to the Company in connection with an audit or a review of its financial statements.

The Audit Committee approves in advance all auditing services (which may entail providing comfort letters in connection with securities underwriting) and permissible non-audit services to be provided to the Company by the Company’s registered certified public accounting firm, provided, however, that auditing services and permissible non-audit services authorized by management and having a cost of $50,000 or less have been determined to be de minimis and are deemed approved. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Compensation and Human Resources Committee

In 2012 our Compensation Committee consisted initially of Shannon Smith, Ellyn Brown, and Steven Berrard. When Alvaro de Molina and James Pappas joined the Board they were added to the Compensation Committee. Mr. Smith serves as the Chairman of the Compensation Committee. The purpose of the Compensation Committee is to:

•	Discharge the responsibilities of the Board of Directors with respect to the Company’s compensation programs and compensation of designated key executives of the Company and its subsidiaries; and

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Prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the SEC, the NYSE and any other regulatory bodies.

The Compensation Committee responsibilities and duties are set forth in the Compensation Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	Establish and review an overall compensation philosophy for the Company.

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Set compensation for directors and designated key executives (designated key employees consist of those executives who are expected to be designated as Named Executive Officers in the Company’s proxy statement for the current year).

•	Review and approve corporate goals and objectives relevant to the CEO and other designated key executives.

•	Review and make recommendations to the Board of Directors with respect to our equity-based plans and programs, and oversee management’s administration of those plans and programs.

•	Review and monitor employee retirement, welfare and other benefit plans and programs.

•	Select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee.

•	Prepare, when required under applicable rules, a report on executive compensation for inclusion in our proxy statement for our Annual Meeting.

The Compensation Committee held ten meetings during the 2012 fiscal year.

Role of Compensation Consultant

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as the Committee’s independent outside compensation consultant to provide services related to executive and non-employee director compensation. Other than assisting in such matters, Meridian did not provide any other services to the Company. The Committee’s primary objective in engaging Meridian was to obtain advice and feedback related to programs that provide competitive and appropriate compensation opportunities for our executives. During 2012 these tasks included:

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Providing input to the Compensation Committee with respect to executive compensation matters in light of the Company’s business strategy, pay philosophy, prevailing market practices, shareholder interests, and relevant regulatory mandates.

•	Providing advice as to the Company’s executive pay philosophy.

•	Providing incentive plan design advice, for both annual and long-term incentive vehicles and other compensation and benefit programs that meet Company objectives.

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Providing comprehensive competitive market studies as context for the Compensation Committee’s consideration of base salary, annual bonus opportunity, long-term incentive awards, benefits, perquisites, and severance protections for the CEO and senior management of the Company.

•	Providing consulting and competitive market data on director compensation matters.

•	Apprising the Compensation Committee about emerging best practices and changes in the regulatory and corporate governance environment as it relates to executive compensation.

Meridian was not engaged by the Company to provide advice or recommendations on the amount of or form of executive and director compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, nor did any of them have a relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating Committee consists of Michael Tokarz, Ellyn Brown, and Shannon Smith. Mr. Tokarz serves as chairman of the Nominating Committee. The purpose of the Nominating Committee is to:

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Identify individuals qualified to become Company directors and present to the Board of Directors appropriate candidates for all directorships to be filled by the Board of Directors or by the shareholders;

•	Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

•	Otherwise take a leadership role in shaping the corporate governance of the Company.

The Nominating Committee responsibilities and duties are set forth in the Nominating Committee’s Charter (which is available on the Company’s website at www.walterinvestment.com) and include, without limitation:

•	Establish criteria for the selection of new directors to serve on the Board of Directors.

•	Identify individuals believed to be qualified to become board members, and recommend to the Board those nominees for election as directors.

•	Recommend members of the Board of Directors to serve on the committees of the Board.

•	Develop and recommend to the Board of Directors a set of corporate governance principles and a Code of Conduct and Ethics.

•	Recommend an executive succession plan to the Board of Directors on an as needed basis.

•	Lead the Board and its committees in their respective annual self-evaluations.

The Nominating Committee held five meetings during the 2012 fiscal year.

CODE OF CONDUCT AND ETHICS

The Board of Directors has adopted the Code of Conduct and Ethics (the “Code of Conduct”), which applies to all Company and its subsidiaries’ directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Conduct provides guidance as to upholding these standards.

The Code of Conduct consists of basic standards of business practice as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the employee and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board of Directors are reviewed by the Board.

Any amendments to or waivers of the Code of Conduct (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) will be promptly disclosed by the Company. A Corporate Ethics Committee is charged with monitoring, overseeing and reviewing compliance with the Code of Conduct. That committee’s members are: COO and CFO, Charles Cauthen, our Vice President, Human Resources, Delio Pulido, Vice President, General Counsel and Secretary, Stuart Boyd, Senior Vice President, General Counsel and Secretary of Green Tree, Brian Corey, and Senior Vice President and Chief HR Officer of Green Tree, Barbara Didrikson. In addition, the Company has established a confidential hotline by which employees and others may provide information about suspected violations of the Code of Conduct or any other alleged non-compliance with the law, regulations or Company policy. Messages from the hotline are routed directly to the Company’s General Counsel, Mr. Boyd, and the Chairman of the Audit Committee, William Meurer.

The Code of Conduct and the Company’s confidential hotline number are provided to all employees at the commencement of employment as well as annually, at which time each employee is required to acknowledge, in writing, receipt and understanding of the Code of Conduct and the availability of the confidential hotline.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

The full text of the Corporate Governance Guidelines, the Code of Conduct, and the charters of the Audit Committee, the Compensation Committee, and the Nominating Committee are available at the Company’s website located at www.walterinvestment.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation program is designed to attract, motivate and retain the executives who lead our business, and to align their interests with the long-term interests of our stockholders. Our fiscal year 2012 named executive officers or “NEOs” are: Mark O’Brien, Chairman and Chief Executive Officer; Denmar Dixon, Vice Chairman and Executive Vice President, Business Development; Charles Cauthen, Chief Operating Officer and Chief Financial Officer; Brian Libman, Chief Strategy Officer; and Keith Anderson, CEO and President of GTCS Holdings, LLC (“Green Tree”).

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our NEOs. The Compensation Committee of the Board, which is comprised solely of independent directors, is responsible for the administration of our compensation plans, policies and programs and, with the confirmation of the Board of Directors, for all decisions relating to the compensation of our principal executive officer, principal financial officer and our other NEOs. The Compensation Committee administers the compensation paid to our named executive officers in order to ensure that it is consistent with our overall philosophy on compensation, as well as market practices, and is empowered to obtain the advice of an independent compensation consultant and independent outside counsel to assist the Committee in carrying out its duties. This CD&A is intended to provide the Company’s stockholders with insight into the considerations that the Compensation Committee and the Board have used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies when warranted. In summary:

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We believe in “pay-for-performance.” In support of this philosophy we link components of our short-term, annual incentive compensation to the achievement of measureable performance goals. Simply put, if performance goals are achieved or exceeded, our executives’ annual compensation reflects this success. If the goals are not achieved, short-term incentives are reduced or eliminated, absent extraordinary circumstances. In addition, we provide long-term, equity based compensation in the form of grants of equity which tie our executives’ returns to the performance of our company stock, and which, in turn, focuses our executives on long-term strategic goals and sustainable growth. This has the added benefit of aligning the interests of our executives with those of our stockholders.

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Our executive compensation program is designed to attract, motivate and retain top quality senior executives and to align the interests of these executives with those of our stockholders. We benchmark the compensation of our named executive officers against published compensation survey data, a peer group composed of twenty-four companies that are similar in size and revenues to Walter Investment, as well as other relevant companies, and evaluate the results as a part of constructing our executive compensation programs.

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We believe that it is in the best interests of our stockholders for our directors and executive officers to own Walter Investment stock. In 2012, we instituted stock ownership guidelines that require our directors to own five times their annual cash retainer in Company equity, our CEO to own six times his base salary in Company equity, and other NEOs to own two and one-half times his or her base salary in Company equity.

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Our stockholders are provided the opportunity to submit an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote) on an annual basis. This annual review evidences our Compensation Committee’s commitment to an open dialogue with our stockholders regarding our executive compensation program. At our 2012 Annual Meeting of Stockholders, over 95% of the votes present and entitled to vote on the matter were cast in favor of the compensation of the named executive officers for 2011. The Compensation Committee has, and will continue to consider these voting results, and our stockholders’ sentiments generally, as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

2012 Performance Results

In 2012, Walter Investment continued the transformation begun in 2011 with the acquisition of Green Tree. With Green Tree successfully integrated into our business early in the year, we turned to other opportunities to promote our primary strategic goal of growing the company into a sustainable, national participant in the mortgage servicing sector by focusing on our core competencies and strategic relationships in servicing residential mortgage assets and the expansion of our product portfolio. At the same time we took several important steps to enhance our balance sheet, all while also maintaining our high standards of performance and legal compliance.

Stockholder Highlights

•	Total Stockholder Return (TSR).

Our total stockholder return for 2012 was 110% compared to 42% for our peer group and 13% for the NYSE Composite. Our total stockholder return for the past three calendar years ending on December 31, 2012 is 240% compared to 76% for our 2012 peer group and 18% for the NYSE Composite. Our total stockholder return since the inception of our business in April 2009 is 649%.

•	Stock Price. Our stock price increased from a closing price of $20.51 on December 31, 2011 to a closing price of $43.02 on December 31, 2012 — an increase of 110%.

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Continued Strong Performance/Regulatory Compliance. Through an intensive focus on compliance throughout our organization, we continued to meet or exceed our customers’ needs and our regulatory requirements.

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Portfolio Growth. In 2012, we negotiated the acquisition of servicing rights to $132 billion unpaid principal balance (“UPB”) of new loans (closing in early 2013) which, when added to $77 billion UPB in our existing Green Tree portfolio and $14.5 billion UPB serviced by RMS, each as of December 31, 2012, gives us a total of over $223 billion UPB of loans to be serviced beginning in 2013; as opposed to $86 billion at the end of 2011.

Sustained Performance and Regulatory Compliance

While growth is important to Walter Investment, our number one priority is always to maintain our high standards of performance and regulatory compliance. In fact, we could not have executed the MSR acquisitions that we did without our clients’ approval of these transactions. This approval is evidence of the performance levels we achieved for our clients in the past year; which is further evidenced by the fact that our servicer ratings were either approved or upgraded by S&P, Fitch and Moody’s during 2012.

Core Growth

With a deliberate focus on products that best suit our servicing platform, we were the successful bidder in an auction to acquire a $44 billion (UPB) servicing portfolio of Fannie Mae mortgage servicing rights and other intangibles (“MSRs”) from Residential Capital (“ResCap”). In addition, we negotiated the acquisition of an $88 billion (UPB) servicing portfolio from Bank of America (“BofA”). These acquisitions closed in early 2013. These purchases had the added benefit of promoting the development of a dual-track residential mortgage servicing platform which includes:

•	The expansion of capacity in the Company’s existing high-touch collections platform, and

•	The addition of an efficient, prime, agency-focused platform, with expanded product capabilities.

In addition, we entered into two delinquency flow programs that will provide increased stability to our portfolio through the replacement of run-off with higher UPB product.

Expansion of Originations and Servicing Capabilities

To bolster our capacity to service these newly acquired volumes of business, as well as to extend our platform capabilities to Freddie Mac, Ginnie Mae and lower cost prime products, in 2012 we negotiated an agreement (signed in early 2013) to acquire the residential mortgage servicing platform and other servicing related assets of MetLife Bank. This acquisition brings us an experienced management team, 300 additional employees, and technology that has historically serviced up to $125 billion of UPB ($75 billion at December 31, 2012) of agency products.

To better enable us to sustain the acquired volumes and recover our investment in the other intangibles, we also purchased ResCap’s originations and capital markets platforms consisting initially of approximately 800, growing to approximately 1,500 experienced employees and related technology. This platform will significantly increase an internal originations group begun at Green Tree early in 2012.

Diversification

In 2012, we diversified our product portfolio by extending our expertise into the reverse mortgage sector with the acquisition of Reverse Mortgage Solutions (“RMS”), a leading originations and servicing platform in the sector. Based in Spring, Texas, with approximately 330 employees, RMS provides a full suite of reverse mortgage offerings, including servicing, loan origination, securitization and technology. As of December 31, 2012, RMS was servicing approximately $14.5 billion in UPB of reverse mortgages and had issued approximately $2.6 billion of reverse mortgage backed GNMA securities (“HMBS”), ranking it as one of the top five largest reverse mortgage servicers and the largest issuer of HMBS in the sector for the year. The acquisition of RMS was complemented by the signing of an agreement to acquire Security One Lending (“S1L”). Based in San Diego, California, S1L is the largest retail originator in the reverse mortgage space. In 2012, S1L originated nearly 5,000 reverse mortgages with an aggregate UPB of over $700 million. Closing on S1L is expected in April, 2013.

Financial Structure

In order to better position our balance sheet for this growth, we also executed several important financial initiatives in 2012, including,

•	The completion of concurrent offerings of common stock and convertible subordinated notes raising total net proceeds of $566 million, and

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The completion of a $700 million senior secured first lien term loan facility and a $125 million senior secured revolving credit facility with significantly improved terms as compared to previous facilities and the flexibility to accommodate future growth.

Conclusion

The Compensation Committee believes that these results are a reflection of the efforts of Company management in 2012 to increase shareholder value by:

•	Developing a strategy that achieved corporate growth and sustainability objectives;

•	Pursuing that strategy by seeking out and seizing upon opportunities in the market, in particular, the enhancement and diversification of our originations and servicing capabilities;

•	All while prudently managing our balance sheet and liquidity position; and

•	Continuing to deliver a high level of quality and compliant performance in our core servicing business.

Stockholders are directed to the Company’s Current Report on Form 10-K, especially the section entitled “Management Discussion and Analysis of Results of Operations and Financial Conditions” for a complete review of our corporate performance in 2012.

Compensation Philosophy and Objectives.

We, through our executive compensation programs, seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s philosophy seeks to closely align our compensation programs with the achievement of performance goals tied to our financial success, organizational development, and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company.

•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value.

•	Provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace.

•	Support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved.

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Maintain sufficient flexibility and discretion to allow us to recognize and act with regard to the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive compensation program includes the following primary components:

•	Base salaries paid in cash that recognize the unique role and responsibilities of a position, as well as an individual’s performance in that role.

•	Performance-based annual cash and/or equity awards that are intended to motivate and reward our short-term financial and operational performance, as well as to recognize individual performance.

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Long-term equity-based awards that are designed to support the objective of aligning the interests of executive officers with those of our stockholders, promoting long-term performance and value creation, retaining executive officers, and mitigating against long term risk for short term gain.

•	To further align the Company’s leaders with our stockholders, in 2012 we established stock ownership requirements for our directors and NEOs.

The Compensation Committee is committed to the ongoing review and evaluation of executive compensation levels and programs. It is the Compensation Committee’s view that compensation decisions are complex and best made in the context of deliberate review of Company and individual performance, as well as industry and peer group compensation levels and stockholder feedback provided through our annual say-on-pay vote. Consistent with this view, the Compensation Committee assesses, at least annually, our performance within the context of the industry’s overall performance and internal performance standards, and also evaluates individual executive officer performance relative to the performance expectations for his or her respective position and role within the Company. In addition, from time to time, the Compensation Committee benchmarks the total compensation provided to our executive officers to industry and peer group based compensation practices. While the Compensation Committee’s goal is to provide compensation opportunities that reflect Company and individual performance, and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established. The Committee has and will continue to consider the result of the advisory vote on executive compensation and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

Compensation Risk Considerations.

The Compensation Committee monitors the risks and rewards associated with our compensation programs and endeavors to fashion programs that do not create risk-taking incentives that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to the primary elements of our compensation programs, we employ a number of practices to help mitigate the incentive to take on unnecessary risk, including:

•

Annual base salaries for all employees, including our named executive officers, are fixed in amount and determined in advance. NEO annual base salaries are recommended by the Compensation Committee and approved by the full Board of Directors. The Company believes that the base salaries of our executive officers, reviewed against the base salaries of similarly situated executives at peer group companies, are a sufficient component of total compensation both to encourage loyalty and to discourage excessive risk taking.

•

While annual cash and/or equity incentive targets are contractual for all of our named executive officers, the actual payout is tied to the achievement of personal and/or corporate performance goals that are subjectively determined and approved in advance by the Compensation Committee. To the extent that performance goals are not met, payouts are reduced against target, with the failure to meet a minimum threshold resulting in the payment of no incentive compensation, except in certain extraordinary circumstances. The maximum incentive compensation that any NEO can receive is capped, thus discouraging excessive short-term risk.

•

Long-term incentive (“LTI”) compensation is determined and approved in advance by the Compensation Committee and the Board. LTI typically consists of equity awards that vest over time. The vesting period encourages loyalty and helps mitigate the incentive to take on unnecessary short-term risks which might jeopardize long-term rewards.

•

In 2012, we established stock ownership guidelines for our directors and NEOs in order to ensure that management is personally invested in the long-term performance of our business. This “skin in the game” further mitigates the incentive to take on unnecessary risks.

•

Additionally, in furtherance of its objective to mitigate compensation risk, our Board, upon the recommendation of the Compensation Committee resolved in 2012 that the Company is currently in full compliance with all statutory requirements regarding claw-backs under both the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, the Company can recoup the amount of improper payments made to our Chief Executive Officer and Chief Financial Officer. In addition, under the Dodd-Frank Act, in the event of a violation thereunder, the Company can recoup the amount of improper payments from executive officers. The Company’s Dodd-Frank claw-back policy will be further refined once the SEC issues new rules regarding claw-back requirements under this statute.

We believe that we best align our management with our shareholders by weighting our executive compensation substantially towards performance-based compensation as opposed to fixed salary. As can be seen by the following chart, in the case of our CEO the balance was 22% salary and 78% performance based; and for our other NEOs 70% of the compensation awarded in 2012 was performance-based while the balance of 30% was paid in base salary.

We also believe that it is important to include a mix of cash and equity compensation in order to mitigate against the taking of short-term risk at the expense of long-term gain. In 2012, our CEO was compensated 62% in cash and 38% in equity and our other NEOs were compensated 73% in cash and 27% in equity.

Say-on Pay and Say-on-Frequency Results.

The Compensation Committee considered the result of the 2012 advisory, non-binding say-on-pay vote in connection with the discharge of its responsibilities. Inasmuch as a substantial majority of our stockholders (over 95% of votes cast) approved the 2011 compensation programs described in our 2012 proxy statement, the Compensation Committee has not implemented changes to our compensation programs specifically as a result of the vote. Nonetheless, in an effort to continually improve our compensation practices, certain changes, which are described in detail in this CD&A were made during 2012 including the implementation of stock holding periods for our directors and executives and a review of our “claw-back” policy.

In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting, the Board determined that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of stockholders.

Named Executive Officers.

The named executive officers of the Company are our principal executive officer, principal financial officer and the next three most highly compensated executive officers as of December 31, 2012. The names, ages, and positions of our NEOs are:

Name	Age	Officers’ Positions with the Company
Mark J. O’Brien	70	Chairman and Chief Executive Officer
Charles E. Cauthen	54	Chief Operating Officer and Chief Financial Officer
Denmar J. Dixon	50	Vice Chairman and Executive Vice President
Brian L. Libman	47	Chief Strategy Officer
Keith A. Anderson	51	CEO and President GTCS Holdings, LLC

Setting Executive Compensation.

Prior to, and as an inducement to remain with the Company after the spin-off of the business from its former parent, Messrs. O’Brien and Cauthen entered into employment agreements with the Company’s predecessor that established certain parameters governing these executives’ respective compensation. Mr. Dixon, who became an officer of the Company in January 2010, entered into a similar contract with the Company at that time (all such contracts are referred to as “Executive Contracts”). In connection with the acquisition of Green Tree in 2011, and as an inducement to remain with the business after the acquisition, Messrs. Libman and Anderson also entered into contracts that contained terms and conditions comparable to the Company’s other Executive Contracts. It should be noted, however, that as required by the Green Tree purchase agreement, the Company assumed Mr. Libman’s and Mr. Anderson’s existing salaries and annual bonus plan for 2011, and therefore the base compensation received by Messrs. Libman and Anderson for 2011 was not determined by our Compensation Committee or our Board of Directors. For 2012 and beyond, however, the total compensation package for Messrs. Libman and Anderson more closely reflects the Company policies and practices.

All of the Executive Contracts, with the exception of Mr. O’Brien’s, were originally for a term of one year with an automatic roll over for continuing one year terms unless terminated as provided in the contracts. Mr. O’Brien’s initial contract was for a term of three years, however, that contract period expired on April 17, 2012 and his contract is now subject to annual automatic roll-over unless terminated as provided in the contract. The terms and conditions of the Executive Contracts are set forth in detail below under the heading “Employment, Severance and Change-in-Control Arrangements.”

The compensation programs and polices applicable to our named executive officers and other executive management are reviewed annually by the Compensation Committee. This review seeks to ensure that our executive compensation programs and policies (i) are competitive in order to both retain and attract the highest quality executives, (ii) are aligned with our financial performance and, accordingly, the creation of stockholder value, and (iii) reflect current practices in the marketplace and best corporate governance practices. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to the named executive officers, including, among other elements of compensation, base salary, short-term and long-term incentive compensation, and the dollar value and cost of all perquisites and other personal benefits. As one aspect of its review, the Compensation Committee, with the assistance of Meridian, compares our compensation practices with those of a peer group of companies with characteristics similar to our own and other comparable corporate measures. Our 2013 peer group is set forth in the table below.

2013 Peer Group(1)
Alliance Data Systems Corporation	Altisource Portfolio Solutions S.A.	Astoria Financial Corporation
Convergys Corporation	Corelogic, Inc.	Equifax, Inc.
Exiservice Holdings, Inc.	Fidelity National Information Services, Inc.	Fiserv, Inc.
Heartland Payment Systems, Inc.	Lender Processing Services	MGIC Investment Corp.
MoneyGram International, Inc.	Moody’s Corporation	Neustar, Inc.
Ocwen Financial Corp.	Paychex Inc.	PHH Corp.
Portfolio Recovery Associates, Inc.	Radian Group, Inc.	Syntel, Inc.
TFS Financial Corp.	Total System Services Inc.	Wright Express Corp.

(1)	The peer group is evaluated periodically and revised, if appropriate, to reflect organizational and business changes within the Company, the peer group or any company within the peer group.

The NEOs’ compensation is based on the analysis and findings of a comprehensive review of the practices of our peer group, Meridian’s recommendations, and the corporate goals of the Company as specified by the Board of Directors. The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate.

Additional information with respect to the Executive Contracts can be found under “Employment Agreements, Change-in-Control Protections, and Post-Termination Pay” section of this Proxy Statement.

Role of Executive Officers in Compensation Decisions.

With regard to the compensation of all NEOs, the Compensation Committee consults with Meridian with respect to peer group parameters, analyzes company and individual performance metrics as detailed elsewhere in this Proxy Statement (see “Elements of Executive Compensation” below), and makes compensation recommendations to the full Board of Directors for its discussion and approval. Decisions regarding the recommended compensation of Messrs. Cauthen, Dixon, Libman and Anderson are made by the Compensation Committee after consultation with Mr. O’Brien, the Company’s CEO. Decisions as to the recommended compensation of Mr. O’Brien are made independently by the Compensation Committee.

Elements of Executive Compensation.

The key elements of our executive compensation program are:

•	Base salary;

•	Short term incentive;

•	Long-term incentive;

•	Perquisites and other benefits

Base Salary

The Compensation Committee believes that it is necessary to provide a competitive base salary to senior executive officers in order to provide a level of security that will promote stability and facilitate the implementation of the Company’s business plan and the promotion of its core values. Base salaries reflect each executive’s level of responsibility, prior experience and breadth of knowledge, as well as external pay practices. The salary of each named executive officer was contractually agreed upon, and is subject to annual increase (but not decrease) by our Compensation Committee. For 2012, the Compensation Committee believed that the annual base salary paid in 2012 to each of the named executive officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market forces and, therefore, no increases were granted.

For 2013, the Compensation Committee considered the various components of the Company’s compensation package as a whole, as well as the Company’s business needs, the Company’s performance in 2012 and the fact that no increases were granted in 2012, and increases were made commensurate with each NEO’s role and responsibilities.

The base salaries for our NEOs in 2012 and 2013 were:

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)
O’Brien	515,000	575,000
Cauthen	412,000	430,000
Dixon	409,940	428,000
Libman	400,000	400,000
Anderson	400,000	430,000

Additional details on the NEOs’ base salaries and other contractual terms and conditions of employment or severance can be found in this Proxy Statement under the heading “Employment Agreement, Change-in-Control Protections, and Post-Termination Pay.”

Short-Term Incentive Compensation

Short-term, annual incentive compensation provides executive officers, including our named executive officers and other key employees, the opportunity to earn cash or other compensation (for 2012, the award was divided between cash and equity as described below) upon the achievement of specific, pre-established, measureable corporate performance and individual goals. The Compensation Committee believes that annual incentives motivate and provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of the Company. Short-term incentive compensation for our NEOs consists of a performance-based component and a discretionary component. In 2012 the performance-based component was based 75% on pre-established corporate targets and 25% on pre-established individual goals for each executive. The discretionary component is dependent upon the Compensation Committee’s determination that an executive provided benefit to the Company above and beyond that reflected in the performance-based components of the incentive.

2012 Management Incentive Plan

All of our NEOs were included as participants in our 2012 Management Incentive Plan (“MIP”) (a) as an incentive and reward for leading the Company in achieving specific, pre-established corporate and individual performance goals, (b) because it is considered an important component of a competitive executive pay package, and (c) to align our NEOs with the rest of executive management.

Pursuant to the 2012 MIP, achievement of the corporate and individual performance criteria accorded the participant 100% of the participant’s targeted bonus amount attributed to the corporate performance target. If the pre-established minimum threshold was not achieved for the corporate performance component of the bonus, then no short-term incentive would be paid for that component of the bonus. The maximum payout that any NEO could receive was capped at 200% of each participant’s target bonus.

The corporate performance metric used for NEOs for the 2012 MIP was pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro Forma Adjusted EBITDA” as further defined below) as the financial metric that the Compensation Committee believed best aligned management with our stockholders. The use of Pro Forma Adjusted EBITDA as a metric for determining the amount of the short-term incentive strengthens the link between the Company’s performance and the amount of incentive earned by enhancing the objectivity of the compensation process and eliminating any undesired effects of financing, structure, tax strategies and depreciation and amortization policies and by focusing on the Company’s core operating profitability. In addition, our term loan agreements contain a Pro Forma Adjusted EBITDA covenant and it is therefore important that we remain focused upon this metric. Pro Forma Adjusted EBITDA is defined as our income(loss) before taxes with an add back for depreciation, amortization and interest expense on corporate debt. This amount is then adjusted for other non-cash items, unusual and infrequently occurring items such as transaction and integration costs, pro forma adjustments reflecting the impact from items such as synergies and other transaction related activities and the cash flow impact of both our residual and non-residual trusts to arrive at Pro Forma Adjusted EBITDA.

The target Pro Forma Adjusted EBITDA, at which participants would receive 100% of their individual target level for the corporate performance component of the annual bonus (equal to 75% of the total target bonus), was $235.8 million, representing an increase of 11.8% over 2011 results. In the event corporate Pro Forma Adjusted EBITDA exceeded this amount, the bonus paid for this component would increase up to a cap that would be achieved at a Pro Forma Adjusted EBITDA level of $245.8 million. In the event corporate Pro Forma Adjusted EBITDA was less than target, then the corporate performance component of the bonus would be reduced to a Pro Forma Adjusted EBITDA level of $215.8 million. Should Pro Forma Adjusted EBITDA have been less than $215.8 million, no bonus would have been paid for the corporate performance component. The maximum payout for our NEOs ranged from 180% to 300% of base salary depending upon position.

The Pro Forma Adjusted EBITDA utilized to calculate corporate performance for 2012 was $230.9 million which resulted in a payout to our NEOs at the level of 94% of target. In reviewing the NEOs’ personal performance, the Compensation Committee took into account the successful integration of the Green Tree business, the significant financial initiatives that were undertaken in 2012, the opportunistic expansion of the Company’s business (both in size and product portfolio) and the continued strong regulatory compliance of the business, none of which was reflected directly in the EBITDA numbers, to determine the levels of personal performance noted for each NEO in the table below.

The 2012 target and actual short-term incentive plan payout for our NEOs is set forth in the following table.

NEO	Incentive Components as a % of Target	Target ($)	% of Target Paid	Non-Equity ($)	Total Short Term Incentive Comp. ($)
O’Brien	75% Corp.	772,500	94	709,865	1,031,740
	25% Pers.	257,500	125	321,875
Cauthen	75% Corp.	337,500	94	292,987	492,987
	25% Pers.	112,500	178	200,000
Dixon	75% Corp.	336,663	94	292,500	492,500
	25% Pers.	112,221	178	200,000
Libman	75% Corp.	600,000	94	551,351	751,351
	25% Pers.	200,000	100	200,000
Anderson	75% Corp.	600,000	94	551,351	801,351
	25% Pers.	200,000	125	250,000

2013 Management Incentive Plan

The 2013 Management Incentive Plan (the “2013 MIP”) will once again be based upon both corporate and personal goals, with the weight allocated 75% to corporate performance and 25% to personal goals. For 2013, however, the corporate goals will be based upon two performance metrics rather than one as it has in the past:

Pro Forma Adjusted EBITDA as it was in 2012, and corporate pre-tax income (“PTI”), the metric used for the Company’s 2011 Management Incentive Plan. The relative weight will be 75% PTI and 25% Pro Forma Adjusted EBITDA. PTI was added as a metric because the Compensation Committee believes that, as a result of our recent significant acquisitions, it is important to focus management on effectively running the business, and PTI best reflects the impact of revenue growth, expense control and capital costs. Our Compensation Committee believes that this dual metric aligns management with stockholders while at the same time focusing management on the Company’s core operating profitability.

In the event that corporate performance for either component does not reach the threshold level, then there would be no payout for that component of the total bonus calculation. Should either component exceed the maximum, the payout will be capped at the maximum amount. Inasmuch as each NEO’s payout under the 2013 MIP is dependent upon three independent factors, it is impossible to depict all of the potential payouts in a tabular form; however, assuming that the components are consistent with one another, the following table presents the 2013 payouts for our NEOs at threshold, target and maximum corporate and individual performance levels:

Range of 2013 MIP Payouts
NEO	Payout Level	Total Payout ($)
O’Brien	Threshold	279,730
	Target	1,508,442
	Maximum	1,725,000
Cauthen	Threshold	50,000
	Target	468,700
	Maximum	851,400
Dixon	Threshold	50,000
	Target	466,520
	Maximum	847,440
Libman	Threshold	194,595
	Target	1,049,351
	Maximum	1,200,000
Anderson	Threshold	209,189
	Target	1,128,052
	Maximum	1,290,000

Discretionary Bonus

In addition to the MIP, the Compensation Committee retains the ability to recognize, through the payment of discretionary bonuses, the efforts and successes of any employees that provide benefit to the Company that may not have been captured in the current year’s financial results. Discretionary bonuses were awarded in 2010. For 2011 and 2012, the Compensation Committee determined that this performance was adequately reflected in other components of the compensation awarded and, therefore, no discretionary bonuses were awarded.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentives that vest over time are an important and effective means of promoting loyalty and motivating and rewarding long term Company performance and value creation. The award of long-term stock options and RSUs focuses executives and other participants on the creation of stockholder value over time, aligns the interests of management with those of stockholders, and encourages equity ownership in the Company. Long-term incentives also discourage long-term risks over short-term gains and thus serve as a hedge against maximizing short-term, non-equity incentive. Named executive officers, as well as certain other Company executives, are eligible to receive annual, long-term incentive awards consisting of stock options, RSUs and/or other forms of equity or their equivalents under the Company’s 2011 Omnibus Incentive Plan.

Stock Options.    Stock options align management with stockholders who are seeking stock value appreciation. Stock options are granted at an option exercise price equal to the fair market value of the Company’s common stock on the date of the grant (determined as the average of the high and low selling prices of the Company’s stock on the grant date). Accordingly, stock options have value to the recipient only if the stock price appreciates in value from the date that the options are granted.

Restricted Stock Units.    RSUs, which typically pay dividend equivalents, align management with stockholders who value the payment of dividends since the executives receive no more or less than stockholders until such time as the restrictions on the RSUs lapse and the RSUs are exchanged for shares of Company stock. RSUs typically settle (i.e., are converted into shares) over time which, like stock options, promotes retention of our executives, and discourages the taking of long term risks over short terms gains.

Stock Ownership Guidelines.

In 2012, our Board of Directors, upon the recommendation of the Compensation Committee determined that, in order to ensure the alignment of those leading our company with its stockholders, it would implement stock ownership guidelines for our directors and executive management. Our stock ownership guidelines require that our (a) independent directors maintain a vested equity value in the Company equal to five times their annual cash retainer, (b) CEO maintain a vested equity value in the Company equal to six times the CEO’s base salary, and (c) that our other NEOs maintain a vested equity value equal to two and one-half times their base salaries. Each of our directors, except Mr. de Molina and Dr. Pappas, who are new to our Board, and each of our NEOs, except Messrs. Libman and Anderson who joined the Company in 2011, have vested equity interests in the Company which currently exceed our ownership guidelines. Those who do not will be have five years to achieve their respective levels of ownership interest.

2012 Long-Term Equity Awards

In 2012, the Board of Directors, upon the recommendation of the Compensation Committee, granted the 2012 regular cycle grant of long-term equity awards in the form of options to purchase Company stock. The awards were based on a dollar value that is converted to a number of shares using the Black Scholes model. The dollar value and thus the number of options awarded reflects the Compensation Committee’s determination of each NEO’s role in positioning the Company for the future. The awards had an option price of $20.57 and vest in equal one-third installments over the course of three years from the grant date. The maximum life of the options is seven years.

The following table shows the long-term equity awards to our NEOs in 2012:

NEO	No. of Stock Options
O’Brien	112,727
Cauthen	47,345
Dixon	47,120
Libman	33,818
Anderson	47,571

2013 Long-Term Equity Awards

Similarly, for 2013 the Compensation Committee has chosen stock options as the vehicle for long-term incentive. The stock options have an exercise price of $33.59, being the average of the high and the low of the market price of the Company’s stock on the date of the award. The options vest in three years from the date of the award rather than one-third every year as in the past. This “cliff vesting” encourages loyalty and mitigates against short-term risk. The options expire ten years after the date of the award. The following table shows the number of options to purchase stock awarded to each of our NEOs:

NEO	Number of Stock Options
O’Brien	168,128
Cauthen	58,479
Dixon	81,140
Libman	16,812
Anderson	43,859

Perquisites and Other Benefits.

Currently, the Company’s practice is to provide limited perquisites and other benefits to the named executive officers. The perquisites, which consist of auto allowances for all of the NEOs (excluding Messrs. Libman and Anderson), plus other limited perquisites, are detailed in the “All Other Compensation” table, below. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other employees (“Welfare Benefit Plans”). Mr. O’Brien also receives a life insurance policy pursuant to his contract, the premium for which is paid for by the Company. These perquisites are considered to be reasonable and consistent with those offered by other companies that might compete for our named executive officers.

At the end of 2012, the Company maintained three separate Retirement Savings Plans (“RSP”), one each for WIMC employees, Green Tree employees, and Marix employees. An RSP is a defined contribution plan subject to the ERISA Act of 1974. The RSPs are participant-directed tax-qualified plans in which a participating employee may contribute a portion of his or her salary on a pre-tax basis up to a maximum set by the Internal Revenue Service. For 2012, the maximum pre-tax contribution by an employee into an RSP was $16,500, except for certain catch-up contributions permitted for participants who are age 50 or older (an additional $5,500). In 2012, WIMC (but not Marix or Green Tree) designated its RSP to be a “401(k) safe harbor plan” whereby the Company matches dollar for dollar the first 4% of the employees’ eligible compensation (base salary and over time pay) contributed on a pre-tax basis. Employee contributions and safe harbor matching contributions are immediately vested. The Company also may make a discretionary profit sharing contribution in any given year for eligible employees who have satisfied one year of service. For 2012, the discretionary profit sharing contribution was 6% of base pay up to a maximum of $14,700. Vesting of the discretionary profit sharing portion of the RSP occurs ratably over an employee’s first five years of service. Upon termination, the benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Messrs. Libman and Anderson were participants in the Green Tree RSP, which had a company match equal to 50% of the employee’s contribution up to 6% of base pay subject to the same caps as the WIMC RSP.

The attributed costs of these benefits for the named executive officers for the fiscal year ended December 31, 2012, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote.

As discussed above, in order to promote stability and continuity in senior leadership, the Company has entered into employment agreements with each of the named executive officers. These employment agreements provide for severance benefits to be paid in order to encourage NEOs to focus on their duties without concern for the consequences of certain events that may be beyond their control. Contractual severance benefits are to be paid in the events of: (a) death, disability or retirement (generally, payment of all unpaid salary to date, unused earned vacation, pro rata bonus for the year of termination, and the vesting of unvested equity); (b) the termination of the NEO for other than cause (generally, the same payments as described in (a) above, except that unvested equity does not automatically vest), plus salary, benefits and benefits continuation for 18 months for Messrs. O’Brien, Cauthen and Dixon, and 12 months for Messrs. Libman and Anderson.; or (c) termination by the NEO as a result of constructive termination (generally, the same as for termination without cause, except that unvested equity will vest). A more detailed description of NEO severance benefits is provided in the “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” of this Executive Compensation section.

The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” for 2012 with management of the Company. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2013 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

Shannon E. Smith, Chairman

Steven R. Berrard

Ellyn L. Brown

Alvaro G. de Molina

James L. Pappas

SUMMARY COMPENSATION

The following Summary Compensation Table sets forth the total cash and non-cash compensation paid to or accrued for the Company’s named executive officers during 2010, 2011 and 2012. In addition, we provide supplemental tables as additional information for our stockholders. These additional tables are not intended as a substitute for the information presented in the Summary Compensation Table. The material terms of each NEO’s employment agreement follows the tables.

SUMMARY COMPENSATION TABLE

Name & Principal Position(1)	Year		Salary $	Discretionary Bonus $(2)	Stock Awards/ Restricted Stock Units $ (3)(4)	Option Awards $ (5)	Non-equity Incentive Plan Compensation ($)(6)	All Other Compensation $ (7)	Total $
Mark J. O’Brien	2012		515,000	—	—	1,000,000	1,031,740	58,719	2,605,459
Chairman of the Board & Chief Executive Officer	2011		515,000	—	386,251	1,875,000	515,000	68,985	3,360,236
	2010		500,000	79,000	509,286	132,608	669,688	45,270	1,935,852
Charles E. Cauthen	2012		412,000	—	—	420,000	492,987	43,851	1,368,838
Chief Operating Officer & Chief Financial Officer	2011		412,000	—	309,000	1,260,000	412,000	42,466	2,435,466
	2010		400,000	64,000	342,248	89,113	510,750	43,528	1,449,639
Denmar J. Dixon	2012		409,940	—	—	418,000	492,500	43,849	1,364,289
Vice Chairman & Executive Vice President	2011		409,940	—	307,455	1,200,000	409,940	42,418	2,369,753
	2010	(8)	374,783	63,000	1,937,095	266,598	110,196	18,301	2,769,973
Brian L. Libman	2012		400,000	—	—	300,000	751,351	8,340	1,459,691
Chief Strategic Officer	2011	(9)	200,000	—	997,000	—	500,000	165	1,697,165
Keith A. Anderson	2012		400,000	—	—	422,000	801,351	8,340	1,631,691
Chief Executive Officer & President GTCS Holdings, LLC	2011	(9)	200,000	—	997,000	—	522,500	165	1,719,665

1.	The listed positions are those held as of December 31, 2012.

2.	The amounts shown in this column reflect discretionary bonuses granted by the Compensation Committee for 2010. See additional discussion under the section entitled “Discretionary Bonuses” under the heading “Elements of Compensation.”

3.	The amounts shown in this column reflect grants of RSUs and fully vested stock as follows:

a.	In 2010, subject to footnote 9, below, all awards were long-term incentive awards in the form of RSUs, which vested one-third per year over three years with settlement to occur on the third anniversary. The awards were established in dollars for which a corresponding number of RSUs was determined using a proprietary model utilized by Meridian. The value of the RSU awards is equal to the fair value at the date of the grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The value reflects the payment of dividend equivalents on the RSUs until their vesting date.

b.	In 2011, all of the awards, other than those to Messrs. Libman and Anderson, were in the form of fully vested stock awarded pursuant to the Company’s 2011 MIP (see footnote 4, below).

c.	The 2011 awards to Messrs. Libman and Anderson were in the form of RSUs, which vest and settle 50% on the second anniversary and 50% on the fourth anniversary of the awards.

d.	For Messrs. O’Brien, Cauthen and Dixon, the awards were established in dollars for which a corresponding number of RSUs was determined. For Messrs. Libman and Anderson, the number of RSUs was fixed. In each case the value of the RSUs or stock was based upon the average of the high and the low share price of the stock on the grant date in accordance with FASB ASC Topic 718.

4.	Pursuant to the 2011 MIP, all NEOs (excluding Messrs. Libman and Anderson) received 175% of their target bonus opportunity for both corporate and individual performance. These awards were paid 43% in grants of Company stock (shown in this column) and 57% in cash (see footnote 6, below).

5.	The awards shown in this column reflect long-term incentive awards of options to purchase Company stock. The awards were established in dollars with the number of options being determined utilizing the fair value at the date of the grant calculated in accordance with FASB ASC Topic 718. The value of the stock options was computed using the Black Scholes pricing model. For a discussion of the assumptions used by the Company to calculate the values of the stock and stock option awards see Note 19, “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2012. Dividends are not paid on stock options.

6.	Pursuant to the 2011 MIP, all NEOs (excluding Messrs. Libman and Anderson) received 175% of their target bonus opportunity for both corporate and individual performance. These awards were paid 57% in cash (shown in this column) and 43% in grants of Company stock (see footnote 4, above).

7.	The amounts reported in this column reflect, for each NEO, the sum of (a) the incremental cost to the Company of all perquisites and other personal benefits, (b) the dollar value of life insurance premiums paid by the Company, and (c) matching contributions made by the Company to its 401(k) plan. The table below under the heading “All Other Compensation” sets forth the various components of the “Other Compensation” paid to each NEO.

8.	Mr. Dixon became a full-time employee of the Company effective January 25, 2010. Prior to this time Mr. Dixon served as a non-employee member of the Company’s Board of Directors. The compensation shown in this row is for the period from January 25, 2010 through December 31, 2010.

9.	Messrs. Libman and Anderson became employees of the Company on July 1, 2011. The compensation shown in these rows is for services attributable to the period from July 1, 2011 through December 31, 2011.

The following table sets forth the various components of all compensation set forth in the “All Other Compensation” column of the Summary Compensation Table, above:

ALL OTHER COMPENSATION

Name	Year		Perquisites and Other Personal Benefits ($)(1)	Life Insurance & LTD Premiums ($)		401(k) Matching Contribution ($)	Profit Sharing Contributions to 401(k) Plan ($)	Total ($)
O’Brien	2012		24,000	9,719	(2)	10,000	15,000	58,719
	2011		24,000	9,685	(2)	20,600	14,700	68,985
	2010		24,000	1,301		4,167	15,802	45,270
Cauthen	2012		18,000	851		10,000	15,000	43,851
	2011		18,000	839		8,927	14,700	42,466
	2010		17,250	1,476		9,000	15,802	43,528
Dixon	2012		18,000	849		10,000	15,000	43,849
	2011		18,000	836		8,882	14,700	42,418
	2010		16,950	1,351		0	0	18,301
Libman	2012		0	840		7,500	0	8,340
	2011	(3)	0	165		0	0	165
Anderson	2012		0	840		7,500	0	8,340
	2011	(3)	0	165		0	0	165

(1)	Auto allowance

(2)	Includes an $8,937 annual insurance premium that covers the period from August 1, 2012 — July 31, 2013

(3)	Messrs. Libman and Anderson became employees of the Company on July 1, 2011 and therefore, the amounts reflect only this period of employment.

GRANTS OF PLAN-BASED AWARDS

The following table details plan-based equity awards made to our NEOs during 2012. The equity awards were granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan.

The table also shows the annual cash incentive compensation that could have been earned during 2012 based upon the achievement of performance goals under the 2012 Management Incentive Plan (“2012 MIP”), which was also granted under, and subject to the terms of, our 2011 Omnibus Incentive Plan. The target cash incentive awards were based on a pre-determined percentage of each executive’s salary and were dependent upon the achievement of specified corporate targets and personal performance goals. The maximum cash incentive award is equal to twice the amount of the target incentive award. In determining the payout under the 2012 MIP, the Compensation Committee exercised its discretion to change the payout from all cash to a combination of cash and fully vested Company stock. The actual cash and equity awards, which reflect corporate performance and personal performance, were paid in March 2012 and are reflected in the columns entitled “Non-Equity Incentive Plan Compensation” (cash component) and “Stock Awards/Restricted Stock Units” (equity component) of the Summary Compensation Table. The awards to Messrs. Libman and Anderson were made in connection with a grant of RSUs to Green Tree management as further described under the heading “Elements of Executive Compensation — Long-Term Awards-2011Awards of Long-Term Equity” in this Proxy Statement.

2012 GRANTS OF PLAN BASED AWARDS

					All other stock awards: Number of shares of stock or units	All other option awards
		Estimated payouts under non-equity incentive plan awards:				Number of securities underlying options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on the Grant Date	Grant Date Fair Value of Stock and Option Awards ($)(4)
NEO	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)(2)
O’Brien(5)		250,541	1,030,000	1,545,000	—	—	—	—	—
	2/28/12	—	—	—	—	112,727	20.57	20.44	1,000,000
Cauthen(5)		50,000	450,000	816,000	—	—	—	—	—
	2/28/12	—	—	—	—	47,345	20.57	20.44	420,000
Dixon(5)		50,000	448,884	812,000	—	—	—	—	—
	2/28/12	—	—	—	—	47,120	20.57	20.44	418,000
Libman		194,595	800,000	1,200,000
	2/28/12	—	—	—	—	33,818	20.57	20.44	300,000
Anderson		194,595	800,000	1,200,000
	2/28/12	—	—	—	—	47,571	20.57	20.44	422,000

(1)	If minimum specified performance thresholds are not met, no non-equity incentive award is paid.

(2)	The Compensation Committee has discretion to increase this maximum. The CEO has discretion to increase the maximum (other than his own) an additional 10%.

(3)	The exercise price for all options was the average of the high and the low market prices on the date of the grant.

(4)

The value of option awards shown in this table is equal to the fair value at the date of the grant calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation —

Stock Compensation. The value of the stock options was computed using the Black Scholes pricing model. For a discussion of the assumptions used by the company to calculate the values of the stock and stock option awards, see Note 19, “Share-Based Compensation Plans,” of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	All target and maximum amounts are contractually committed, however, the personal and/or corporate performance levels at which the targets attach were established by the Compensation Committee and confirmed by the Board at their meetings on February 27 and 28, 2012, respectively.

OUTSTANDING EQUITY

The following table sets forth information regarding the outstanding equity-based awards held by each of the named executive officers as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2012

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards: Number of shares or units of stock that have not vested (#)(1)
NEO	Grant Date	Number of securities underlying unexercised options exercisable (#)	Equity Incentive Plan Awards: Number of securities underlying unexercised options (#) unexercisable (1)	Option Exercise Price ($)	Option Expiration Date			Market value of shares or units of stock that have not vested (#)(2)
O’Brien	6/23/05	8,758	—	6.99	6/23/15	—		—
	4/28/06	8,758	—	10.11	4/28/16	—		—
	1/31/07	18,417	—	8.32	1/31/17	—		—
	2/27/08	19,204	—	15.81	2/27/18	—		—
	5/19/09	75,450	—	13.37	5/19/19
	1/4/10	27,852	13,926	14.39	1/4/20	35,404	(3)	1,523,080
	5/10/11	77,189	154,378	17.61	5/10/21	—		—
	2/28/12	—	112,727	20.57	2/28/19	—		—
Cauthen	2/27/08	14,068	—	15.81	2/27/18	—		—
	5/19/09	40,300	—	13.37	5/19/19	—		—
	1/4/10	18,717	9,358	14.39	1/4/20	23,792	(4)	1,023,532
	5/10/11	51,871	103,742	17.61	5/10/21	—		—
	2/28/12	—	47,345	20.57	2/28/19
Dixon	4/20/09	8,333	—	7.67	4/20/19	—		—
	1/22/10	—	90,000	14.29	1/22/20	110,000	(5)	4,732,200
	5/10/11	49,401	98,802	17.61	5/10/21	—		—
	2/28/12	—	47,120	20.57	2/28/19
Libman	11/1/11	—	—	—	—	40,000		1,720,800
	2/28/12	—	33,818	20.57	2/28/19	—		—
Anderson	11/1/11	—	—	—	—	40,000		1,720,800
	2/28/12	—	47,571	20.57	2/28/19	—		—

(1)	Vesting of all equity in these columns is set forth in the “Equity Vesting Schedules,” below.

(2)	Based on a share price of $43.02 the closing price of the Company’s stock on December 31, 2012.

(3)	Includes 11,801 RSUs that vested on January 4, 2011 and 11,802 RSUs that vested on January 4, 2012, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 4, 2013, subject to acceleration in the event of certain employment termination circumstances.

(4)	Includes 7,931 RSUs that vested on January 4, 2011 and 7,930 RSUs that vested on January 4, 2012, but the restrictions on these vested RSUs do not lapse and the RSUs cannot be exchanged for shares of stock until January 4, 2013, subject to acceleration in the event of certain employment termination circumstances.

(5)	Includes 36,667 RSUs that vested on January 22, 2011, 36,667 RSUs that vested on January 22, 2012, and 36,666 RSUs that vested on January 22, 2013 but the restrictions on these vested RSUs did not lapse and the RSUs could not be exchanged for shares of stock until January 22, 2013. These RSUs were converted to an equivalent number of shares of common stock on January 22, 2013.

EQUITY VESTING SCHEDULES

	No. of Stock Options Vesting on Each Date
NEO	1/4/13	2/28/13	5/10/13	1/22/14	2/28/14	5/10/14	2/28/15
O’Brien	13,926	37,576	77,189	—	37,575	77,189	37,576
Cauthen	9,358	15,782	51,871	—	15,781	51,871	15,782
Dixon	—	15,707	49,401	90,000	15,706	49,401	15,707
Libman	—	11,273	—	—	11,272	—	11,273
Anderson	—	15,857	—	—	15,857	—	15,857

	No. of Stock Awards Vesting on Each Date(1)
	1/4/11 (2)	1/22/11 (3)	1/4/12 (2)	1/22/12 (3)	1/4/13 (2)	1/22/13 (3)	11/1/13	11/1/15
O’Brien	11,801	—	11,802	—	11,801	—	—	—
Cauthen	7,931	—	7,930	—	7,931	—	—	—
Dixon	—	36,667	—	36,667	—	36,666	—	—
Libman	—	—	—	—	—	—	20,000	20,000
Anderson	—	—	—	—	—	—	20,000	20,000

(1)	All of the equity awards are of restricted stock units except as noted.

(2)	These RSUs vested on January 4, 2011, January 4, 2012 and January 4, 2013, however, the restrictions on these vested RSUs did not lapse and the RSUs could not be exchanged for shares of stock until January 4, 2013. These RSUs were converted to an equivalent number of shares of common stock on January 4, 2013.

(3)	These RSUs vested on January 22, 2011, January 22, 2012 and January 22, 2013, however, the restrictions on these vested RSUs did not lapse and the RSUs could not be exchanged for shares of stock until January 22, 2013. These RSUs were converted to an equivalent number of shares of common stock on January 22, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes certain information regarding stock options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2012.

	Option Awards		Stock Awards(1)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)		Value Realized on Vesting ($)
O’Brien	—	—	513,909		10,956,540
	—	—	63,606		1,195,157
	—	—	18,941		386,254
Cauthen	—	—	171,234		3,650,709
	—	—	42,404		796,771
	—	—	15,153		309,008
Dixon	—	—	3,078	(2)	61,760
	—	—	15,077		307,458
Libman	—	—	—		—
Anderson	—	—	—		—

(1)	Except as described in footnote (2) below, all awards are in the form of RSUs. Certain RSUs awarded to Messrs. O’Brien, Cauthen and Dixon vested during 2012, however, they are not shown on this table because the restrictions on the RSUs had not lapsed as of December 31, 2012 and the RSUs cannot be exchanged for shares of stock until a later date, subject to acceleration in the event of certain employment termination circumstances. See footnotes (3) — (5) to the table entitled “Outstanding Awards of Equity as of December 31, 2012.”

(2)	Restricted stock.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to compensation paid to the Chief Executive Officer and President or any other senior officer unless such compensation is performance-based as described in Section 162(m) and the related regulations. We may from time to time pay compensation to our senior officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plan.

Although we generally have attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances in which our interests are best served by maintaining flexibility in the manner in which compensation is provided, even if that might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded as paid-in-capital.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. Except as set forth in the description of Mr. Cauthen’s contract, there are no arrangements or understandings between us and any person for election as an executive officer. None of our Directors and/or executive officers is related to any other Director and/or executive officer of the Company or any of its subsidiaries by blood, marriage or adoption.

Name(1)	Age	Position
Charles E. Cauthen	54	Chief Operating Officer and Chief Financial Officer
Keith Anderson	51	President and Chief Operating Officer, Green Tree
Brian Libman	47	Chief Strategy Officer

(1)	All information set forth herein is as of April 3, 2013

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers who is not a Director are set forth below.

Charles E. Cauthen — Chief Operating Officer and Chief Financial Officer. Mr. Cauthen has served as Chief Operating Officer and Chief Financial Officer of Walter Investment since September 2011. Mr. Cauthen previously served as the President and Chief Operating Officer of the Company from April 2009 to September 2011 and from November of 2006 to April 2009 he served as the President of Walter Mortgage Company (“WMC”), and as the Chief Financial Officer of JWH Holding Company, the parent company of WMC; both of which were subsidiaries of the Company’s former parent company. Prior thereto, he served as the President of Jim Walter Homes (“JWH”) since August 2005, Chief Operating Officer of JWH since February 2005 and Senior Vice President and Controller of Walter Energy since November 2000. Prior thereto, he was Senior Vice President and Chief Financial Officer — Consumer Products Group, Bank of America, from 1999 to November 2000.

Brian L. Libman — Chief Strategy Officer. Mr. Libman has spent the majority of his professional career in the consumer lending industry. From 2007 until 2011 when Walter acquired Green Tree, Mr. Libman served as the CEO of Green Tree. From 1999 to 2007 Mr. Libman worked in various management capacities within the mortgage industry. Mr. Libman began his career in 1988 with Lehman Brothers, working to the position of Managing Director when he left the firm in 1999. Mr. Libman graduated Magna Cum Laude from The University of Pennsylvania’s Wharton School Submatriculation Program (BSE and MBA).

Keith A. Anderson — President and Chief Executive Officer, Green Tree. Mr. Anderson’s more than 25 year career in financial services has included managing business strategies involving start-ups, restructuring of business, consolidations and growth focus. He is responsible for all aspects of the Green Tree business, including operations, financial performance, technology, and legal/compliance. Since joining Green Tree in 1995, Mr. Anderson has held various positions, including Chief Financial Officer, Treasurer, Chief Accounting Officer, Chief of Staff, and President of the Commercial Finance Group. His background covers a variety of finance product types from consumer credit cards to 1st lien residential loans to commercial lending. Prior to joining Green Tree, Mr. Anderson started his career at Deloitte & Touche, spending five years as an audit supervisor, and holds a CPA.

EMPLOYMENT AND SEVERANCE AGREEMENTS, CHANGE-IN-CONTROL PROTECTIONS, AND POST-TERMINATION PAY.

Employment, Severance and Change-in-Control Arrangements

In order to attract and ensure stability in executive management, we have entered into employment agreements with our named executive officers, as well as other members of management. For both competitive and fairness reasons, we believe it is important to protect senior management and other key employees in the event of a change-in-control. Providing employment protection should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may be in the best interests of stockholders, but may also result in adverse employment consequences to the NEOs. Messrs. O’Brien and Cauthen had contracts which pre-dated the Merger. These contracts contained some provisions that are not considered as best practices in today’s environment and, therefore, in 2010, the contracts were amended and restated to eliminate certain provisions, including, tax gross ups and payments of vehicle allowances as a component of severance. Mr. Dixon entered into an employment contract at the time that he became a full time employee of the Company, and Messrs. Libman and Anderson entered into employment agreements at the time of the signing of the purchase agreement to acquire Green Tree, which contracts became effective as of the closing of the Green Tree acquisition in July 2011.

The NEO contracts are collectively referred to as the “Executive Contracts.” Each Executive Contract, as amended by action of the Compensation Committee, contains the following basic provisions:

NEO	Initial Term (Years)	Current Expira- tion Date (1)	Base Salary ($)	Target Bonus ($)(2)	Maximum Bonus ($)	Long-Term Incentive ($)	Monthly Auto Allowance ($)	Annual Vacation (Days)
O’Brien	3	4/16/13	515,000	1,030,000	1,545,000	1,000,000	2,000	30
Cauthen	1	4/16/13	412,000	450,000	816,000	420,000	1,500	30
Dixon	1	1/21/14	409,940	448,884	812,000	418,000	1,500	30
Libman	1	6/30/13	400,000	800,000	1,200,000	300,000	—	20
Anderson	1	6/30/13	400,000	800,000	1,200,000	422,000	—	20

(1)	The Executive Contracts all automatically extend annually for one year terms, unless and until terminated in advance of any annual termination as provided in the contract.

(2)	The actual bonus in any year is subject to achieving individual and corporate performance targets established by the Compensation Committee and approved by the Board of Directors, and may be lower or higher (up to the Maximum Bonus cap) than the target bonus.

In addition, each NEO is entitled to participate in our group life and health insurance benefit plans and retirement plan generally applicable to our executives who are similarly situated, as well as reimbursement of reasonable out-of-pocket business expenses. Mr. O’Brien is contractually entitled to additional life insurance coverage as described below.

The Executive Contracts all contain termination benefits as summarized in the table below for which the following key is applicable:

A — “Compensation Payments” means the payment of unpaid annual base salary through the date of termination, plus the payment of any unpaid bonus amount for any year prior to the year of termination.

B — “Vacation Payment” means the payment of any accrued but unused vacation days.

C — “Prorated Bonus” means the payment of the NEO’s annual bonus for the fiscal year in which the termination occurs, pro rated for the period of employment in the year up to the date of termination.

D — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 18 months after termination.

E — “Compensation Continuation” means continuation of base salary, benefits and annual bonus for 12 months after termination.

F — “Cost of COBRA and Outplacement Services” means that the Company will (a) pay the excess cost of COBRA continuation coverage above the amount active employees pay for similar coverage under the Company’s benefit plans, and (b) provide up to $20,000 in outplacement services, in each case for the period of Compensation Continuation.

Basis for Termination of Employment
NEO	Death or Disability (1)	Retirement (2)	Voluntary Termination or Termination for Cause (3)(4)	Involuntary or Constructive Termination (5)(6)
O’Brien	A, B, C	A, B, C	A, B	A, B, C, D
Cauthen	A, B, C	A, B, C	A, B	A, B, C, D
Dixon	A, B, C	A, B, C	A, B	A, B, C, D
Libman	A, B, C	—	A, B	A, B, C, E, F
Anderson	A, B, C	—	A, B	A, B, C, E, F

(1)	“Disability” generally means the inability or failure to perform the employee’s duties for a period of 90 consecutive days or 120 days during any 12 month period due to any physical or mental illness or impairment; or a determination by a medical doctor that the employee is unable to perform his or her duties due to physical or mental illness or impairment.

(2)	“Retirement” means eligibility arises upon reaching the age of 60 or having a combination of age and years of service with the Company exceeding 70.

(3)	“Cause” generally means the commission of a felony arising from an act of fraud, embezzlement, or willful dishonesty in relation to the business or affairs of the Company, or any other felony that is materially injurious to the Company or its reputation or which compromises the employee’s ability to perform his or her job function or act as a representative of the Company; or a willful failure to attempt to substantially perform the employee’s duties.

(4)	In the event of termination for Cause, the NEO is not entitled to receive any unpaid bonus for the prior year.

(5)	“Constructive Termination” generally means a breach of the NEO’s Executive Contract by the Company, a material diminution of position, duties, responsibility or pay, or forced relocation of his or her primary job to a location more than 50 miles from the NEOs current principal office location.

(6)	In order to receive Compensation Continuation, the executive would be required to execute a general release of claims and would, for the period of the Compensation Continuation, be bound by non-competition, non-solicitation and non-disparagement obligations.

Treatment of Equity in the Event of a Change-in-Control of the Company or Termination of Employment

In the event of a Change-in-Control of the Company or a NEO’s termination of employment:

•

Unvested equity will vest and become payable in the event of a Change-in-Control of the Company or an NEO’s employment is terminated due to his or her death, Retirement (if eligible), Disability, or in the event the NEO terminates his or her employment due to an event of Constructive Termination. A Change-in-Control of the Company is defined as a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5)). NEOs do not have the right to terminate employment and receive severance solely as a result of a Change-in-Control.

•	Unvested equity is forfeited in the event that the NEO’s employment is involuntarily or voluntarily terminated, other than as described above.

•	Vested (but unexercised or settled equity) and unvested equity is forfeited in the event of termination for Cause.

Several of the Executive Contracts contain provisions that are unique to a particular NEO. These are:

•

Mr. Cauthen’s contract provides that he may choose to terminate his employment in the event that he is not chosen to succeed Mr. O’Brien as CEO of the Company, in which case he would receive salary and bonus continuation for one year from the date of his termination. The foregoing one year severance is subject to Mr. Cauthen (i) continuing in his role for a period of one year following the appointment of a new CEO, (ii) providing notice of his intention to terminate at least 60 days prior to the one year anniversary of the appointment of a new CEO, and (iii) executing a general release of claims against the Company.

•

Mr. Dixon received a sign-on bonus consisting of 110,000 RSUs and 90,000 stock options. The RSUs vested one third per year, but the restrictions did not lapse and the vested RSUs could not be exchanged for common stock in the Company until January 22, 2013, at which time the RSUs were converted to common stock of an equal amount. The stock options, which have an exercise price of $14.29 (equal to the average of the high and the low selling price on the date of the grant), do not vest until 2014.

Potential Payments Upon Termination or Change-in-Control

At December 31, 2012 the Company had employment agreements, which include Change-in-Control provisions, with each of its NEOs. In the event of a Change-in-Control of the Company, all unvested equity would vest, however, there would be no other severance triggered other than that to which an NEO would be entitled due to the occurrence of some other triggering event (e.g., as a result of termination by the Company without Cause or termination by the NEO as a result of Constructive Termination).

The following table sets forth the potential benefits to which each NEO would be entitled in the event of a Change-in-Control of the Company or upon termination of employment in the situations described. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would be known only at the time that such amounts would become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the Change-in-Control occurred, or the NEO’s employment had terminated on December 31, 2012. Note that the table does not include equity awarded after December 31, 2012.

The events pursuant to which the NEOs are entitled to potential payments are set forth in the second column and are as follows:

I — Termination by the Company without Cause

II — Termination by the NEO for Constructive Termination

III — Termination as a result of Death, Disability or Retirement

IV — Change-in-Control

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

NEO	Event		Cash ($) (1)	Bonus Earned as of Event Date ($) (2)	Future Bonus @ Target ($) (3)	Vesting of Unvested Long-Term Awards ($)(4)	Health and Welfare Continuation ($)	Total ($)
O’Brien	I		772,500	1,031,740	1,545,000	—	19,188	3,368,428
	II		772,500	1,031,740	1,545,000	8,375,248	19,188	11,743,676
	III		—	1,031,740	—	8,375,248	19,188	9,426,176
	IV		—	—	—	8,375,248	—	8,375,248

Cauthen	I		618,000	492,987	675,000	—	19,188	1,805,175
	II		618,000	492,987	675,000	4,990,431	19,188	6,795,606
	III		—	492,987	—	4,990,431	19,188	5,502,606
	IV		—	—	—	4,990,431	—	4,990,431
Dixon	I		614,910	492,500	670,252	—	13,608	1,791,270
	II		614,910	492,500	670,252	10,886,303	13,608	12,677,573
	III		—	492,500	—	10,886,303	13,608	11,392,411
	IV		—	—	—	10,886,303	—	10,886,303

Libman	I		300,000	751,351	800,000	—	9,072	1,860,423
	II		300,000	751,351	800,000	2,480,014	9,072	4,340,437
	III	(5)	—	751,351	—	2,480,014	9,072	3,240,437
	IV		—	—	—	2,480,014	—	2,480,014

Anderson	I		300,000	801,351	800,000	—	8,712	1,910,063
	II		300,000	801,351	800,000	2,788,769	8,712	4,698,832
	III	(5)	—	801,351	—	2,788,769	8,712	3,598,832
	IV		—	—	—	2,788,769	—	2,788,769

(1)	Cash severance is in the form of salary continuation at the then-current base salary for a period of 18 months for Messrs. O’Brien, Cauthen and Dixon and 12 months for Messrs. Libman and Anderson. For purposes of this table it is assumed that the NEO has exhausted all vacation pay for the year. If not, the NEO would also be paid for any accrued but unused vacation.

(2)	All NEOs are entitled to a pro rata share of the current fiscal year bonus in the case of the events indicated. Amounts in this table assume a termination date of December 31, 2012 and represent the actual bonus paid for fiscal 2012 as that bonus would not have been paid at that date.

(3)	All NEOs are entitled to receive future bonuses for the periods described in footnote (1) at such time as such bonuses are paid, in amounts that are consistent with other NEOs (e.g., if other NEOs receive 100% of target, the terminated employee would receive a bonus at 100% of target). The amounts in this column reflect 100% of target. If actual performance is below target, the amounts would be adjusted downward. If minimum thresholds are not met, then no cash bonus would be paid. The maximum payments would be capped at 300% for Messrs. O’Brien, Libman and Anderson, and 198% for Messrs. Dixon and Cauthen.

(4)	Represents the value of stock options and RSUs shown in the table entitled “Equity Vesting Schedules” that would vest as of December 31, 2012 in the event of termination or upon a change-in-control.

(5)	Termination payments do not apply in the event of Retirement.

Indemnification Agreements.    We have entered into indemnification agreements with all of our directors, the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer, all NEOs and other senior executives of the Company.

DIRECTOR COMPENSATION

The following director compensation table sets forth the total cash and non-cash compensation paid to or accrued for each person who served as a director of the Company for 2012. At its meeting in May 2012, the Board, upon the recommendation of the Compensation Committee, eliminated separate meeting fees for the members of the Board and its committees. The elimination of meeting fees reflects a current best practice trend as it mitigates against the risk of (a) directors holding excessive meetings in order to increase fees, or (b) not holding meetings out of a concern for appearing to be holding excessive meetings in order to increase fees. Our Board believes that meetings should be held (or not held) strictly on the basis of need, without consideration of benefit to the individual directors or additional cost to the Company.

No directors who are employees of the Company received any fees or payments for service on our Board of Directors. A description of the fees paid to our non-employee directors follows the tables.

DIRECTOR COMPENSATION TABLE

Director	Fees Earned or Paid in Cash ($)(1)		Stock Awards (# Shares)(2)	Share Awards Value ($)(3)	Total Compensation ($)
Ellyn L. Brown	72,500		3,717	75,000	147,500
William J. Meurer	82,250	(4)	3,717	75,000	157,250
Shannon E. Smith	88,750	(4)	3,717	75,000	163,750
Michael T. Tokarz	72,250	(4)	3,717	75,000	147,250
Steven Berrard	68,000		3,717	75,000	143,000
Alvaro de Molina(5)	15,000		1,468	50,000	65,000
James Pappas(5)	15,000		1,468	50,000	65,000

(1)	Includes (a) for the period from January 1 — April 30, a $50,000 annual retainer (paid quarterly) plus meeting fees of $1,500 per meeting for attendance at each Board and Committee meeting; plus any applicable Chairman’s fees as described in footnote (4), and (b) for the period from May 1 — December 31, a $60,000 retainer (paid quarterly), plus applicable Chairman’s fees.

(2)	Directors other than Mr. de Molina and Dr. Pappas were awarded grants of $75,000 worth of immediately vesting RSUs at a price of $20.178 per share (which reflects the high and the low trading price of the Company’s stock on the grant date), at the time of the 2012 Annual Stockholders Meeting. Mr. de Molina and Dr. Pappas were awarded grants of $50,000 worth of immediately vesting RSUs at a price of $34.05 per share (which reflects the high and the low trading price of the Company’s stock on the grant date) on September 10, 2012, the date of their appointment to the Board.

(3)	Dollar values represent the total grant-date fair value for the option awards.

(4)	Includes the following fees for serving as Committee Chairman (a) during the period from January 1 — April 30: Meurer $3,750 (Audit), Smith $3,875 (Compensation), Tokarz $1,250 (Governance), and (b) during the period from May 1 — December 31: Meurer $15,000, Smith $9,375 and Tokarz $7,500.

(5)	Mr. de Molina and Dr. Pappas joined the Board in September 2012.

Our Company’s total compensation package for non-employee directors is designed to compensate each non-employee director approximately $135,000 per year (with the year beginning as of the date of the Annual Meeting at which the compensation was established) in a package consisting of cash and equity of the Company. During 2012 (beginning as of May 3, 2012 and continuing to May 3, 2013, the dates of the 2012 and 2013 Annual Meetings of Shareholders), the compensation package for the non-employee directors consisted of (a) a base annual retainer of $60,000, paid in quarterly installments, and (b) $75,000 in Company stock or equivalents. Based on the average of the high and the low selling price on the day of the grant ($20.178) each director received 3,717 shares of Company stock in the form of immediately vesting RSUs. In addition, the Chairman of the Audit Committee received a fee of $20,000, the Chairman of the Compensation Committee received a fee of $12,500 and the Chairman of the Governance Committee received a fee of $10,000. All directors also received reimbursement of travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has outstanding shares issued under two different equity compensation plans — the 1999 Equity Incentive Plan (the “1999 EIP”) and the 2011 Omnibus Incentive Plan (the “2011 Plan”). The 1999 Plan expired in May 2009. The 2011 Plan was approved by our stockholders at the 2011 Annual Meeting and we are seeking to amend the 2011 Plan at the 2013 Annual Meeting of stockholders. The following table sets forth the number of shares of our common stock subject to outstanding stock options and RSUs from both plans, the weighted average exercise price of outstanding stock options and the number of shares remaining available for future grants as of December 31, 2012. Our 2011 Omnibus Incentive Plan provides for a proportionate adjustment to the number of shares reserved for issuance in the event of any stock dividend, stock split, combination, recapitalization, or similar event.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans Approved by security holders:
1999 and 2011 Equity Compensation Plans	1,955,799	(1)	$17.92	2,243,109	(2)
Restricted Stock Units	815,928		N/A	519,816	(2)
Total	2,771,727			2,762,925
Equity compensation plans not approved by security holders	0			0

(1)	Represents 1,823,980 shares issuable pursuant to outstanding options under the 2011 Plan and 131,819 shares issuable pursuant to outstanding options under the 1999 EIP.

(2)	Shares issuable under the 2011 Plan are restricted to 75% of the original 4,986,395 shares options and 25% as full value shares. In the event Proposal 3 is approved by our stockholders, the total available shares will be increased to 5,227,925 shares and there will be no restrictions on the allocation of shares between options, full value shares and other awards available under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except as described herein, none of the directors or officers of the Company, and no shareholder holding over 5% of the Company’s common stock, and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company other than such as arises by virtue of such position or ownership interest in the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of April 3, 2013 by: (a) each person known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)

Directors and Named Executive Officers
Steven Berrard(3)	32,892	*
Ellyn L. Brown(4)	25,316	*
Alvaro G. de Molina	1,468	*
Denmar J. Dixon(5)	347,899	*
William J. Meurer(6)	21,555	*
Mark J. O’Brien(7)	808,386	2.2%
James L. Pappas	1,468	*
Shannon Smith(8)	42,110	*
Michael T. Tokarz(8)	179,783	*
Charles E. Cauthen(9)	449,647	1.2%
Brian Libman	0	*
Keith Anderson	0	*
All directors and executive officers as a group (23 persons)(10)	2,612,548	7.1%
Other Beneficial Holders
Pine River Capital Management, L.P.(11)	2,806,816	7.6%
601 Carlson Parkway, Suite 330
Minnetonka, Minnesota 55305
NewSouth Capital Management, Inc.(12)	2,931,008	7.9%
999 S. Shady Grove Rd, Suite 501
Memphis, Tennessee 38120
FMR LLC(13)	4,145,035	11.2%
82 Devonshire Street
Boston, Massachusetts 02109
Amici Capital LLC(14)	2,273,900	6.2%
666 Fifth Avenue, 34th Floor
New York, New York 10103
BlackRock Institutional Trust Company, N.A.(15)	2,068,022	5.6%
40 East 52nd Street
New York, NY 10022

*	Less than 1%

(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)

In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Includes 8,175 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 24,717 of Mr. Berrard’s shares are held in a margin account.

(4)	Includes 13,703 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(5)	Includes 122,842 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 203,458 of Mr. Dixon’s owned shares are held in a margin account.

(6)	Includes 3,213 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(7)	Includes 364,319 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 444,067 of Mr. O’Brien’s owned shares are held in a margin account.

(8)	Includes 18,481 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(9)	Includes 201,967 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days. 241,629 of Mr. Cauthen’s owned shares are held in margin accounts.

(10)	Includes 946,066 shares of our common stock issuable with respect to currently exercisable options or options that will become exercisable within 60 days.

(11)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by Pine River Capital Management, L.P. (“Pine River Capital”) and Brian Taylor (collectively with Pine River Capital, “Pine River”) on February 8, 2013 (the “Pine River 13G”). According to the Pine River 13G, Pine River beneficially owns an aggregate of 2,806,816 shares of our common stock. Pine River has the sole power to vote or direct the vote, or the sole power to dispose or to direct the disposition of none of our shares of common stock. Pine River has the shared power to vote or direct the vote, and the shared power to dispose or to direct the disposition of 2,806,816 shares of our common stock.

(12)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with SEC by NewSouth Capital Management, Inc. (“NewSouth”) on February 8, 2013 (the “NewSouth 13G”). According to the NewSouth 13G, New South beneficially owns an aggregate of 2,931,008 shares of our common stock, has the sole power to vote or to direct the voting of 2,523,842 shares of our common stock, the sole power to dispose or to direct the disposition of 2,931,008 shares of our common stock, and the shared power to vote or direct the voting of, or to dispose of or to direct the disposition of none of our shares of common stock.

(13)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by FMR LLC (“FMR”) on February 14, 2013 (the “FMR 13G”). According to the FMR 13G, FMR beneficially owns an aggregate of 4,145,035 shares of our common stock, has sole voting power to vote or to direct the voting of 1,435,338 shares of our common stock, and the sole power to dispose of or to direct the disposition of 4,145,035 shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of none of the shares of our common stock.

(14)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by Amici Capital LLC (“Amici Capital”), A. Alex Porter (“Porter”), and Paul E. Orlin (“Orlin” and collectively with Amici Capital and Porter, “Amici”) on February 14, 2013 (the “Amici 13G”). According to the Amici 13G, Amici beneficially owns an aggregate of 2,273,900 shares of our common stock, has the sole power to vote or direct the voting, or the sole power to dispose of or to direct the disposition of none of our shares of common stock and the shared power to vote or direct the voting of, or the shared power to dispose of or to direct the disposition of 2,273,900 of our shares of common stock.

(15)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC by BlackRock, Inc., (“BlackRock”), on February 11, 2013 (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock beneficially owns an aggregate of 2,068,022 shares of our common stock, has sole voting power to vote or to direct the voting of, and the sole power to dispose of or to direct the disposition of 2,068,022 shares of our common stock, and has the shared power to vote or direct the voting of, or the shared power to dispose or to direct the disposition of none of the shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of our shares of outstanding common stock to file reports of ownership with the SEC indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended December 31, 2012. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of our shares of common stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons.

SHAREHOLDER PROPOSALS

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s by-laws and the requirements of the SEC.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. Any stockholder intending to present a proposal for inclusion in the Company’s proxy materials at the 2014 Annual Meeting must provide timely written notice of the proposal to our Corporate Secretary, 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). The Company must have received the proposal by November 3, 2013, for possible inclusion in this Proxy Statement. If the date of the 2014 Annual Meeting changes by more than 30 days from May 3, 2014, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2014 Annual Meeting. The Company will determine if it will include a stockholder proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

In addition, under the Company’s bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at the 2014 Annual Meeting may be made by eligible stockholders. Such nominations and proposals shall be accompanied by, among other things more specifically set forth in the Company’s by-laws, a statement of the reasons for conducting such business at the annual meeting, the name and record address of the stockholder submitting the proposal, a representation that such stockholder is a holder of record of shares of our common stock entitled to vote at the meeting, a statement of the class and number of shares of the Company beneficially owned by the stockholder and any short interest in any of the Company’s securities, and a description of any material interest such stockholder may have with respect to such proposal. Proposals must be received by the Corporate Secretary at the above address no earlier than November 3, 2013 and no later than 5:00 p.m. (Eastern) on December 5, 2013 for inclusion in next year’s proxy statement and proxy card. The notice of nomination or proposal must detail the information specified in the Company’s by-laws. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our by-laws which are posted on our website at www.walterinvestment.com. To make a submission or to request a copy of our by-laws, stockholders should contact our Corporate Secretary at 3000 Bayport Drive, Tampa, Florida, 33607.

SOLICITATION COSTS

The Company will bear the costs of preparing, assembling, and mailing this proxy statement, the form of proxy, and the 2012 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.

ANNUAL REPORT

The Company’s 2012 Annual Report for the fiscal year ended December 31, 2012, which includes financial statements, was mailed to stockholders together with the Notice of the Annual Meeting of Stockholders and this Proxy Statement.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Stuart D. Boyd, Secretary, Walter Investment Management Corp., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

By Order of the Board of Directors

STUART D. BOYD

Secretary

Tampa, Florida

April 3, 2013

Annex A

Walter Investment Management Corp.

2011 Omnibus Incentive Plan

Effective May 10, 2011

Walter Investment Management Corp.

2011 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1 Establishment.    Walter Investment Management Corp., a Maryland corporation, establishes an incentive compensation plan to be known as Walter Investment Management Corp. 2011 Omnibus Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2 Purpose of this Plan.    The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees as well as Non-Employee Directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors of the Company upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

1.3 Duration of this Plan.    Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3 “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.7 “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, any one of the following:

(a) willful misconduct of the Participant;

(b) willful failure to perform the Participant’s duties;

(c) the conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of nolo contendere to such crime by the Participant; or

(d) the commission of an act of theft, fraud, dishonesty or insubordination that is materially detrimental to the Company or any Subsidiary.

2.8 A “Change in Control” means the occurrence of one or more of the following events:

(a) The acquisition by any Person of Beneficial Ownership of more than 40% of either (A) the then-outstanding Shares (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.8(a) the following acquisitions shall not constitute a Change in Control:

(i) any acquisition by the Company,

(ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company,

(iii) any entity controlled by the Company, or

(iv) any acquisition by any entity pursuant to a transaction that complies with Sections 2.8(c)(i), (ii) and (iii).

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, provided, however, that, for purposes of this Section 2.8(d) a Business Combination shall not constitute a Change in Control if following such Business Combination:

(i) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and

(ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

(iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10 “Commission” means the Securities and Exchange Commission.

2.11 “Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Committee shall be constituted to comply with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under the United States Securities Exchange Act of 1934, or such rule or any successor rule thereto which is in effect from time to time, Section 162(m) of the Code and any applicable listing or governance requirements of any securities exchange on which the Company’s common shares are listed.

2.12 “Company” means Walter Investment Management Corp., and any successor thereto as provided in Section 23.21.

2.13 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Disability” means permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request. Notwithstanding the foregoing provisions of this paragraph, in the event any Award is considered to be “deferred compensation” as that term is defined under Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

2.16 “Dividend Equivalent” means a credit, made at the discretion of the Committee or as provided for under an Award Agreement, to the account of a Participant in an amount equal to the dividends paid on one Share for each Share represented by an Award held by such Participant.

2.17 “Effective Date” has the meaning set forth in Section 1.1.

2.18 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.20 “Extraordinary Items” means (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

2.21 “Fair Market Value” or “FMV” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. Notwithstanding the foregoing, if Shares are not traded on any established stock exchange or national market system, the Fair Market Value means the price of a Share as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

2.22 “Full Value Award” means, individually or collectively, a grant under this Plan of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units settled in Shares, or Other Stock-Based Awards, in each case subject to the terms of this plan.

2.23 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.24 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.25 “Incentive Stock Option” or “ISO” means an Award granted pursuant Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.26 “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) (or any successor provision) promulgated by the Commission under the Exchange Act) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.27 “Nonemployee Director” means a Director who is not an Employee.

2.28 “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.29 “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.31 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.32 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.33 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.34 “Performance Measures” means measures, as described in Article 14, upon which performance goals are based and that are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.35 “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.36 “Performance Share” means an Award granted pursuant to Article 10.

2.37 “Performance Unit” means an Award granted pursuant to Article 11.

2.38 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.39 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.40 “Plan” means Walter Investment Management Corp. 2011 Omnibus Incentive Plan, as the same may be amended from time to time.

2.41 “Prior Plan” means the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp.

2.42 “Restricted Stock” means an Award granted pursuant to Article 8.

2.43 “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.44 “Share” means a share of common stock of the Company.

2.45 “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.46 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than 50% by reason of stock ownership or otherwise.

2.47 “Termination of Employment” means the termination of the Participant’s employment with the Company and the Subsidiaries, regardless of the reason for the termination of employment.

2.48 “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement.

2.49 “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or Subsidiary to render such services.

Article 3. Administration

3.1 General.    The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company or Subsidiary, and all other interested individuals.

3.2 Authority of the Committee.    Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a) To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) To accelerate the vesting of any outstanding Award or to waive any restrictions applicable to any outstanding Award;

(d) To approve forms of Award Agreements for use under the Plan;

(e) To determine Fair Market Value of a Share in accordance with Section 2.21 of the Plan;

(f) To amend the Plan or any Award Agreement as provided in the Plan;

(g) To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern;

(h) To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(i) To determine whether Awards will be settled in shares of common stock, cash or in any combination thereof;

(j) To determine whether Awards will provide for Dividend Equivalents;

(k) To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(l) To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 21.1 of the Plan;

(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(n) To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of Shares.

3.3 Delegation.    The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for

Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1 Number of Shares Authorized and Available for Awards.    Subject to adjustment as provided under the Plan, the total number of Shares that are available for Awards under the Plan shall be equal to the sum of (i) 2,465,000 Shares and (ii) any Shares available for future Awards remaining in the Plan as of May 3, 2013. Such Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee.

4.2 Share Usage.    The Committee shall determine the appropriate method for determining the number of Shares available for grant under the Plan, subject to the following:

(a) Any Shares related to an Award granted under this Plan or Prior Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares shall be available again for grant under this Plan.

(b) Any Shares tendered (by either actual delivery or attestation) (i) to pay the Option Price of an Option granted under this Plan or Prior Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under this Plan or Prior Plan, shall be available again for grant under this Plan.

(c) Any Shares that were subject to an SAR granted under this Plan or Prior Plan that were not issued upon the exercise of such SAR shall be available again for grant under this Plan.

4.3 Annual Award Limits.    Subject to Section 4.4, the maximum number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 2,000,000 Shares and the maximum number of Shares that may be paid to any Participant in any calendar year in the form of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock Based Awards, in each case that are Performance-Based Compensation, shall be 2,000,000 Shares determined as of the date of payout. The maximum aggregate amount that may be paid to any Participant in any calendar year under an Award of Performance Units, Cash-Based Awards or any other Award that is payable in cash, in each case that are Performance-Based Compensation, shall be $5,000,000, determined as of the date of payout.

4.4 Adjustments in Authorized Shares.    Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards; provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b) The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such Corporate Transactions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.

(c) The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Article 5. Eligibility and Participation

5.1 Eligibility to Receive Awards.    Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2 Participation in the Plan.    Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options.    Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2 Option Price.    The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the FMV of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.4.

6.3 Term of Option.    The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant.

6.4 Exercise of Option.    An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Payment of Option Price.    An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a) In cash or its equivalent;

(b) By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c) By a cashless (broker-assisted) exercise;

(d) By any combination of (a), (b) and (c); or

(e) Any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6 Special Rules Regarding ISOs.    Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a) Special ISO definitions:

(i) “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii) “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii) A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b) Eligible employees.    An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.

(c) Specified as an ISO.    An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d) Option price.    The Option Price of an ISO granted shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% owners, the Option Price may not be not less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.4.

(e) Right to exercise.    Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f) Exercise period.    The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% owner) from the date on which the ISO was granted.

(g) Termination of employment.    In the event a Participant terminates employment due to death or Disability, the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable, provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h) Dollar limitation.    To the extent that the aggregate Fair Market Value of (a) the Shares with respect to which Options designated as Incentive Stock Options plus (b) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, (a) Options shall be taken into account in the order in which they were granted, and (b) the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i) Duration of plan.    No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j) Notification of disqualifying disposition.    If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code section 421(b) has occurred.

(k) Transferability.    No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs.    SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2 Grant Price.    The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.4.

7.3 Term of SAR.    The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its grant.

7.4 Exercise of SAR.    An SAR shall be exercisable at such times (“SAR Exercise Period”) and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5 Notice of Exercise.    An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6 Settlement of SARs.    Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b) The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement.

Article 8. Restricted Stock

8.1 Grant of Restricted Stock.    Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2 Nature of Restrictions.    Each grant of Restricted Stock shall subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; or

(e) Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3 Issuance of Shares.    To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4 Certificate Legend.    In addition to any legends placed on certificates pursuant to Section 8.2, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Walter Management Investment Corp. 2011 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Walter Management Investment Corp.

8.5 Voting Rights.    Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law, as determined by the Committee, a Participant holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

Article 9. Restricted Stock Units

9.1 Grant of Restricted Stock Units.    Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Restriction Period. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2 Nature of Restrictions.    Each grant of Restricted Stock Units shall be subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; and/or

(e) Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3 Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder or the Shares corresponding to any Restricted Stock Units granted hereunder.

9.4 Settlement and Payment Restricted Stock Units.    Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

Article 10. Performance Shares

10.1 Grant of Performance Shares.    Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2 Value of Performance Shares.    Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares.    After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4 Form and Timing of Payment of Performance Shares.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11. Performance Units

11.1 Grant of Performance Units.    Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2 Value of Performance Units.    Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3 Earning of Performance Units.    After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4 Form and Timing of Payment of Performance Units.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section  11.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 12. Other Stock-Based Awards and Cash-Based Awards

12.1 Grant of Other Stock-Based Awards and Cash-Based Awards.

(a) The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b) The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

(c) Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement.

12.2 Value of Other Stock-Based Awards and Cash-Based Awards.

(a) Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b) Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

12.3 Payment of Other Stock-Based Awards and Cash-Based Awards.    Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

Article 13. Transferability of Awards and Shares

13.1 Transferability of Awards.    Except as provided in Section 13.2, during a Participant’s lifetime, Options shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 13.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

13.2 Committee Action.    Except as provided in Section 6.6(k), the Committee may, in its discretion, determine that notwithstanding Section 13.1, any or all Awards shall be transferable, without compensation to the transferor, to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value without shareholder approval.

13.3 Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14. Performance-Based Compensation and Compliance with Code Section 162(m)

14.1 Compliance with Section 162(m).    The provisions of the Plan are intended to ensure that all Options and SARs granted hereunder to any Participant who is or may be a Covered Employee at the time of exercise of such Option or SAR grant qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(c) and that such Options and SARs shall therefore be considered Performance-Based Compensation and this Plan shall be interpreted and operated consistent with that intention. The Committee may designate any Award (other than an Option or SAR) as Performance-Based Compensation upon grant, in each case based upon a determination that (i) the Participant is or may be a Covered Employee with respect to such Award, and (ii) the Committee wishes such award to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(c). The Committee shall have the sole authority to specify which Awards are to be granted in compliance with Section 162(m) and treated as Performance-Based Compensation.

14.2 Performance Measures.    The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Allowance for loan losses and provision for loan losses

(b) Book value;

(c) Cash flow (including, but not limited to, cash flow from financing activities, cash flow from investing activities and cash flow from operating activities);

(d) Earnings (either in aggregate or on a per-share basis);

(e) Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);

(f) Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(g) Expenses/costs;

(h) Gross or operating margins;

(i) Gross or net revenues;

(j) Interest income;

(k) Market share;

(l) Net interest income;

(m) Net income;

(n) Non-interest income (including premium income);

(o) Operating income/profit;

(p) Operational performance measures;

(q) Pre-tax Income;

(r) Profitability ratios;

(s) Return measures (including return on assets, equity, investment, invested capital, share price);

(t) Share price;

(u) Strategic business objectives (including objective project milestones);

(v) Transactions relating to acquisitions or divestitures; or

(w) Working capital.

Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Subsidiary as a whole or any business unit or division of the Company or any Subsidiary or any combination thereof, (ii) relate to the performance of one or more portfolio types, (iii) be compared to the performance of a group of comparator companies, or published or special index, (iv) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period, such as cumulative change or average change, or percentage change over the specified period such as cumulative percentage change, average percentage change and compounded percentage change, (v) relate to or be compared to one or more other Performance Measures, or (vi) any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 14.

14.3 Evaluation of Performance.    The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported financial results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees; they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.4 Adjustment of Performance-Based Compensation.    Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

14.5 Committee Discretion.    In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures or permit flexibility with respect to the terms of any Award or Awards to be treated as Performance-Based Compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.2.

Article 15. Termination of Employment; Termination of Directorship and Termination as a Third-Party Service Provider

Each Award Agreement evidencing the grant of an Award shall provide for the following:

(a) The extent to which a Participant shall vest in or forfeit such Award following the Participant’s Termination of Employment, Termination of Directorship and Termination as a Third-Party Service Provider, as applicable.

(b) With respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Employment, Termination of Directorship and Termination as a Third-Party Service Provider, as applicable.

The foregoing provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination. In addition, the Committee shall determine, in its sole discretion, the circumstances constituting a Termination as a Third-Party Service Provider and shall set forth those circumstances in each Award Agreement entered into with each Third-Party Service Provider.

Article 16. Nonemployee Director Awards

16.1 Awards to Nonemployee Directors.    The Board or Committee shall determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

16.2 Awards in Lieu of Fees.    The Board or Committee may permit a Nonemployee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 17. Effect of a Change in Control

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement:

(a) Outstanding Options and SARs.    Upon a Change in Control, a Participant’s then-outstanding Options and SARs shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied) and exercisable over the exercise period set forth in the applicable Award Agreement.

(b) Awards, other than Options and SARs, Subject to a Service Condition.    Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a Participant to the Company or any Subsidiary shall become fully vested and shall be settled in cash, Shares or a combination as provided for under the applicable Award Agreement as soon as practicable following such Change in Control.

(c) Awards, other than Options and SARs, Subject to a Performance Condition.    Unless otherwise specified in a Participant’s applicable Award Agreement, upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are subject to one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be settled in cash, Shares or a combination as provided for under the applicable Award Agreement as soon as practicable following such Change in Control; notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

Article 18. Dividend Equivalents

The Committee may grant dividend equivalents to a Participant based on the dividends declared on Shares that are subject to any Award granted to the Participant with such dividend equivalents credited to the Participant as of the applicable dividend payment dates that occur during a period determined by the Committee. Such dividend equivalents shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 19. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20. Rights of Participants

20.1 Employment.    Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Articles 3 and 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.

20.2 Participation.    No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

20.3 Rights as a Shareholder.    Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 21. Amendment and Termination

21.1 Amendment and Termination of the Plan and Awards.

(a) Subject to subparagraphs (b) and (c) of this Section 21.1 and Section 21.3 of the Plan, the Board may at any time amend or terminate the Plan or amend or terminate any outstanding Award.

(b) Except as provided for in Section 4.4, the terms of an outstanding Award may not be amended, without prior shareholder approval, to:

(i) reduce the Option Price of an outstanding Option or to reduce the Grant Price of an outstanding SAR,

(ii) cancel an outstanding Option or SAR in exchange for other Options or SARs with an Option Price or Grant Price, as applicable, that is less than the Option Price of the cancelled Option or the Grant Price of the cancelled SAR, as applicable, or

(iii) cancel an outstanding Option with an Option Price that is less than the Fair Market Value of a Share on the date of cancellation or cancel an outstanding SAR with a Grant Price that is less than the Fair Market Value of a Share on the date of cancellation in exchange for cash or another Award.

(c) Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

21.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    Subject to Section 14.4, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.

21.3 Awards Previously Granted.    Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.2, 21.4 and 23.14, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4 Amendment to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to the Plan and any Award without further consideration or action.

Article 22. Tax Withholding

22.1 Minimum Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of this Plan but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements.

22.2 Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 23. General Provisions

23.1 Forfeiture Events.

(a) In addition to the forfeiture events specified in Section 23.1(b), the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting of an Award.

(b) A Participant’s Termination of Employment for Cause shall result in the forfeiture of the Participant’s outstanding Awards in accordance with the following:

(i) Any outstanding and nonvested Options, SARs, Restricted Stock, RSUs, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards granted to the Participant shall be forfeited as of the date immediately preceding the Participant’s Termination of Employment; and

(ii) Any vested and unexercised Options and SARs, vested but not settled RSUs, earned but not settled Performance Shares or Performance Units, and earned and/or vested Cash-Based Awards and Other Stock-Based Awards granted to the Participant shall be forfeited as of the date immediately preceding the Participant’s Termination of Employment.

23.2 Legend.    The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.3 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.4 Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.5 Requirements of Law.    The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.6 Delivery of Title.    The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.7 Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.8 Investment Representations.    The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.9 Employees Based Outside of the United States.    Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by this Plan;

(b) Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10 Uncertificated Shares.    To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.11 Unfunded Plan.    Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.12 No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.13 Retirement and Welfare Plans.    Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.14 Deferred Compensation.    Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, it is intended that each Award will not be subject to the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder.

(a) Awards that are not intended to constitute deferred compensation.    With respect to an Award that is not intended to constitute deferred compensation within the meaning of Code Section 409A, (i) to the extent necessary and permitted under Code Section 409A, the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, remains exempt from the requirements applicable to deferred compensation under Code Section 409A of the Code (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to be treated as deferred compensation within the meaning of Code Section 409A. The Committee, in its sole discretion, shall determine to what extent if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participants.

(b) Awards that constitute deferred compensation.    With respect to an Award that constitutes deferred compensation within the meaning of Code Section 409A by form or operation (including, but not limited to, an Award referenced under paragraph (a) above that the Committee determines is a form of deferred compensation), (i) to the extent necessary the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, complies with the requirements applicable to deferred compensation under Code Section 409A and (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to no longer comply with the requirements applicable to deferred compensation under Code Section 409A. The Committee, in its sole discretion, shall determine to what extent if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participants.

(c) Treatment of specified employees.    If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service

(for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

23.15 Nonexclusivity of this Plan.    The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.16 No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.

23.17 Governing Law.    The Plan and each Award Agreement shall be governed by the laws of the State of Maryland excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Maryland to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.18 Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.19 No Representations or Warranties Regarding Tax Effect.    Notwithstanding any provision of the Plan to the contrary, the Company, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.20 Indemnification.    Subject to requirements of Maryland law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.21 Successors.    All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company

Annex B

WALTER INVESTMENT MANAGEMENT CORP.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:    Walter Investment Management Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:    The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE FIRST

NAME

The name of the corporation (the “Corporation”) is:

Walter Investment Management Corp.

ARTICLE SECOND

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. As used herein, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE THIRD

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o ~~CSC-Lawyers Incorporating Service Company, 7 St. Paul~~The Corporation Trust Incorporated, 351 West Camden Street, ~~Suite 1660,~~ Baltimore, Maryland ~~21202~~21201.

ARTICLE FOURTH

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is ~~CSC-Lawyers Incorporating Service Company, whose post address is c/o 7 St. Paul~~The Corporation Trust Incorporated, 351 West Camden Street, ~~Suite 1660,~~ Baltimore, Maryland ~~21202~~21201. The resident agent is a Maryland corporation.

ARTICLE FIFTH

~~REIT QUALIFICATION~~

~~If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine compliance with any restriction or limitation on stock ownership and transfers set forth in Article NINTH is no longer required for REIT qualification.~~

~~ARTICLE SIXTH~~

STOCK

(a) Authorized Shares.    The Corporation has authority to issue 100,000,000 shares of stock, consisting of 90,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $1,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section (b) of this Article ~~SIXTH~~FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(b) Classification and Reclassification of Stock.

(1) The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any unissued shares of Common Stock or any previously classified but unissued shares of ~~Common Stock or~~ Preferred Stock of any series from time to time, ~~in~~into one or more classes or series of stock.

(2) Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (A) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (B) specify the number of shares to be included in the class or series; (C) set or change, subject to the provisions of Article NINTH and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (D) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (C) of this subsection (b)(2) may be made dependent upon facts or events ascertainable outside ~~this charter of the Corporation (the “~~Charter~~”)~~ (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

(c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1) ~~Each~~Except as may be otherwise specified in the Charter, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, or other distributions, including dividends or other distributions payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

~~(d) Participating Preferred Stock.    Subject in all cases to the provisions of Article NINTH, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Participating Preferred Stock are:~~

~~(1) The designation of the Participating Preferred Stock is “Participating Preferred Stock.” Each share of Participating Preferred Stock shall be identical in all respects with the other shares of Participating Preferred Stock except as to the dates from and after which dividends thereon shall be cumulative.~~

~~(2) The number of shares of Participating Preferred Stock shall initially be 583,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Participating Preferred Stock acquired by the Corporation shall constitute authorized but unissued shares of Preferred Stock without designation as to series. Shares of Participating Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of Participating Preferred Stock.~~

~~(3) The holders of full or fractional shares of Participating Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of Participating Preferred Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of Participating Preferred Stock equal to the excess (if any) of $425.00 (the “Base Dividend Amount”) over the aggregate dividends paid per whole share of Participating Preferred Stock during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of Participating Preferred Stock on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of Participating Preferred Stock shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.~~

~~The term “Reference Package” shall mean 10,000 shares of Common Stock.~~

~~Holders of shares of Participating Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on Participating Preferred Stock.~~

~~So long as any shares of Participating Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to the Participating Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to the Participating Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Participating Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Participating Preferred Stock as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of Participating Preferred Stock shall have been, or shall contemporaneously be, paid.~~

~~(4) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Participating Preferred Stock shall at the same time be similarly exchanged or~~

~~changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.~~

~~(5) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of Participating Preferred Stock shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to the Participating Preferred Stock upon liquidation, to be paid in full an amount per whole share of Participating Preferred Stock equal to the greater of (A) $170,000.00 (the “Base Liquidation Amount”) or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of Participating Preferred Stock, the holders of shares of Participating Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.~~

~~In the event the assets of the Corporation available for distribution to the holders of shares of Participating Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this subparagraph (d)(5), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of Participating Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.~~

~~Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of Participating Preferred Stock then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this subparagraph (d)(5) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to the Participating Preferred Stock.~~

~~For the purposes of this subparagraph (d)(5), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.~~

~~(6) The shares of Participating Preferred Stock shall not be redeemable.~~

~~(7) In addition to any other vote or consent of stockholders required by law or by the Charter, each whole share of Participating Preferred Stock shall, on any matter, vote as a class with any other stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.~~

~~(8) In the event the Corporation shall, at any time or from time to time (other than in connection with the merger of Walter Investment Management LLC, a Delaware limited liability company (“Spinco”), with and into the Corporation), (A) declare or pay a dividend on any shares of Common Stock payable in shares of Common Stock, (B) subdivide any shares of Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case (X) the Reference Package after such event shall be the number of shares of Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof and (Y) the Base Dividend Amount and the Base Liquidation Amount shall be similarly adjusted to reflect such dividend, subdivision or combination of shares.~~

(e) Charter and ~~By-Laws~~Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the ~~By-Laws.~~Bylaws of the Corporation (the “Bylaws”). The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the ~~By-Laws~~Bylaws.

ARTICLE SIXTH

~~ARTICLE SEVENTH~~

(a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation may be increased or decreased by at least a majority of the entire Board of Directors pursuant to the ~~By-Laws of the Corporation~~Bylaws , but shall never be less than the minimum number ~~permitted~~required by the Maryland General ~~Laws of the State of Maryland~~Corporation Law (“MGCL”) now or hereafter in force.

(b) ~~Subject to~~ Except as may be provided by the ~~rights of~~Board of Directors in setting the ~~holders~~terms of any class or series of Preferred Stock ~~then outstanding, newly created directorships resulting from~~, any ~~increase in~~and all vacancies on the ~~authorized number~~Board of ~~directors shall~~Directors may be filled only by ~~a~~the affirmative vote of ~~the stockholders or~~ a majority of the ~~entire Board of Directors~~remaining directors in office, even if the remaining directors do not constitute a quorum, and any ~~vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of~~director elected to fill a vacancy shall serve for the ~~stockholders or a majority~~remainder of the ~~directors then in office~~full term of the class in which such vacancy occurred and until a successor is elected and qualifies. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

(c) Whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article ~~SEVENTH~~SIXTH or in the ~~By-Laws~~Bylaws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

(d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a two-thirds majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

(e) The directors of the Corporation shall be divided equally (or as nearly as possible) into three classes, Class I, Class II and Class III.

~~(f)(1) The term of office of Class I shall be until the 1998 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (2) the term of office of Class II shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.~~

(f) At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify

ARTICLE SEVENTH

~~ARTICLE EIGHTH~~

POWERS OF THE CORPORATION, DIRECTORS AND STOCKHOLDERS;

AMENDMENTS

(a) Powers of the Corporation, Directors and Stockholders.

(1) Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the ~~By-Laws~~Bylaws.

(2) Preemptive and Appraisal Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article ~~SIXTH~~FIFTH Section (b) or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the ~~Maryland General Corporation Law (“MGCL”)~~MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

(3) Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or ~~By-Laws~~Bylaws or otherwise to be determined by the Board of Directors.

(4) The Corporation shall provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses ~~under the procedures and~~(without requiring a preliminary determination of the ultimate entitlement to indemnification) to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the ~~Corporation’s By-Laws~~Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such ~~by-laws~~bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter ~~of the Corporation~~ or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees. The rights to indemnification and advance of expenses provided by the Charter to a director or officer of the Corporation shall vest immediately upon election of such director or officer.

(5) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter ~~of the Corporation~~ or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(6) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the ~~By-Laws~~Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of ~~the Corporations and Associations Article of the Annotated Code of Maryland~~theMGCL.

(7) Notwithstanding any provision of law requiring the authorization of any action by the holders of shares entitled to cast a greater ~~proportion than a majority of the total~~ number of ~~shares of all classes of capital stock or of the total number of shares of any class of capital stock~~votes, such action shall be valid and effective if ~~authorized~~declared adviseable by the Board of Directors and taken or approved by the affirmative vote of ~~the~~ holders of shares entitled to cast a majority of all the votes entitled to be cast on the ~~total number of shares of all classes outstanding and entitled to vote thereon~~matter, except as otherwise provided in the Charter.

(8) Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the ~~By-Laws~~Bylaws.

(b) The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock ~~by classification, reclassification or otherwise, by a majority of the directors’ adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting~~. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of shares entitled to cast not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided however, that any amendment to, repeal of or adoption of any provision inconsistent with subparagraphs (a)(4), (a)(5), (a)(6), (a)(7) or this paragraph (b) of this Article ~~EIGHTH~~SEVENTH, paragraph (c) of Article ~~SIXTH~~FIFTH or Article ~~SEVENTH~~SIXTH will be effective only if it is adopted upon the affirmative vote of the holders of shares entitled to cast not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class). In addition, in the event the Corporation becomes qualified as a REIT, no term or provisions of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless in each such case, such action is approved (in addition to any other vote, approval, authorization or advice (including that of the Board of Directors) that may otherwise be required) by the affirmative vote of the holders of not less than two-thirds (66-2/3%) of all the votes entitled to be cast on the matter.

~~ARTICLE NINTH~~

~~RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES~~

ARTICLE EIGHTH

REIT QUALIFICATION

If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to achieve and/or preserve the status of the Corporation as a REIT; however, if after qualifying as a REIT the Board of Directors thereafter determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code or take such other action as shall cause the Corporation to no longer qualify as a REIT. The Board of Directors also may determine compliance with any restriction or limitation on stock ownership and transfers set forth in Article NINTH is no longer required for REIT qualification.

NINTH

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

(a) Definitions. For the purpose of this Article NINTH, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.    The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock.

~~AMEX~~.    ~~The term “AMEX” shall mean the American Stock Exchange.~~

Beneficial Ownership.    The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.    The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.    The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.    The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to subparagraph (c)(6) of this Article NINTH, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit.    The term “Common Stock Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership.    The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.    The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

Excepted Holder Limit.    The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH and subject to adjustment pursuant to subparagraph (b)(8) of this Article NINTH, the percentage limit established by the Board of Directors pursuant to subparagraph (b)(7) of this Article NINTH.

~~Exemption Period.    The term “Exemption Period” shall mean the period beginning as of the time immediately prior to the closing of the transactions contemplated by the Exchange Agreement by and among the Corporation, Amster Trading Company, an Ohio corporation (“Amster”), and Ramat Securities, LTD, an Ohio limited liability company (“Ramat”), dated as of September 30, 2008, as amended, as in effect as of the time the Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT, and ending as of the earlier of the close of business on June 30, 2009 and the time immediately after the effective time of the merger contemplated by the Second Amended and Restated Agreement and Plan of Merger by and among the Corporation, Walter Industries, Inc., a Delaware corporation, JWH Holding Company, LLC, a Delaware limited liability company, and Spinco, dated as of February             , 2009, as in effect as of the time the Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT.~~

Initial Date.    The term “Initial Date” shall mean the date upon which the ~~Articles of Amendment and Restatement containing this Article NINTH are accepted for record by the SDAT~~the Corporation qualifies as a REIT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the ~~AMEX~~NYSE or, if such Capital Stock is not listed or admitted to trading on the ~~AMEX~~NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange stock exchange.

Person.    The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.    The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of subparagraph (b)(1) of this Article NINTH, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.    The term “Restriction Termination Date” shall mean the first day after the Initial Date on which (1) the Board of Directors determines pursuant to Article ~~FIFTH~~EIGHTH of the Charter that (i) it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, or

(ii) that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT~~.~~, or (2) that the Corporation no longer qualifies as a REIT.

Transfer.    The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (1) the granting or exercise of any option (or any disposition of any option), (2) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (3) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.    The term “Trust” shall mean any trust provided for in subparagraph (c)(1) of this Article NINTH.

Trustee.    The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

(b)    Capital Stock.

(1) Ownership Limitations.    During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to paragraph (b)(7) of Article NINTH:

(i) Basic Restrictions.

(A) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(C) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(ii) Transfer in Trust.    If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of subparagraph (b)(1)(i)(A) or (B) of this Article NINTH,

(A) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Article NINTH (c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of subparagraph (b)(1)(i)(A) or (B) Article NINTH, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate subparagraph (b)(1)(i)(A) or (B) of this Article NINTH shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2) Remedies for Breach.    If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of subparagraph (b)(1) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of subparagraph (b)(1) of this Article NINTH (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Article NINTH (b)(1) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(3) Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Article NINTH (b)(1)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Article NINTH (b)(1)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(4) Owners Required To Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

(i) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(ii) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(5) Remedies Not Limited.    Subject to Article FIFTH, nothing contained in paragraph (b) of this Article NINTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(6) Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Article NINTH (b), (c), or any definition contained in (a), the Board of Directors shall have the power to determine the application of the provisions of this Article NINTH (b) or (c) or any such definition with respect to any situation based on the facts known to it. In the event Article NINTH (b) or (c) requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article NINTH (a), (b) or (c). Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Article NINTH (b)(2)) acquired Beneficial or Constructive Ownership of Stock in violation of Article NINTH (b)(1), such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

(7) Exceptions.

(i) Subject to Article NINTH (b)(1)(i)(B), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Article NINTH (b)(1)(i)(B);

(B) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Article NINTH (b)(1) through (b)(6)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Article NINTH (b)(1)(ii) and (c).

(ii) Prior to granting any exception pursuant to Article NINTH (b)(7)(i), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) Subject to Article NINTH (b)(1)(i)(B), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(iv) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(8) Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits.     Subject to Article NINTH (b)(2)(i)(B) and in connection with establishing an Excepted Holder Limit or at any other time, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit; provided, however, that any decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if such increase or decrease would allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Stock.

(9) Legend.    Any certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8 percent of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, any certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(c) Transfer of Capital Stock in Trust.

(1) Ownership in Trust.    Upon any purported Transfer or other event described in Article NINTH (b)(1)(ii) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Article NINTH (b)(1)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Article NINTH (c)(6).

(2) Status of Shares Held by the Trustee.    Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(3) Dividend and Voting Rights.    The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article NINTH, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(4) Sale of Shares by Trustee.    Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Article NINTH (b)(1)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Article NINTH (c)(4). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Article NINTH (c)(4), such excess shall be paid to the Trustee upon demand.

(5) Purchase Right in Stock Transferred to the Trustee.    Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Article NINTH (c)(3). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Article NINTH (c)(4). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(6) Designation of Charitable Beneficiaries.    By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Article NINTH (b)(1)(i) in the hands of such Charitable Beneficiary.

(d) ~~AMEX~~NYSE Transactions.    Nothing in this Article NINTH shall preclude the settlement of any transaction entered into through the facilities of the ~~AMEX~~NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article NINTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article NINTH.

(e) Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article NINTH.

(f) Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

~~(g) Limited Exception.    Notwithstanding anything to the contrary herein, this Article NINTH and the limitations on ownership and transfer of Capital Stock set forth herein (including, without limitation, the restrictions set forth in subparagraph (b)(1) of this Article NINTH) shall not apply to Amster or Ramat during the Exemption Period.~~

THIRD:    The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:    The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the charter.

FIFTH:    The name and address of the Corporation’s current resident agent is as set forth in Article FOURTH of the foregoing amendment and restatement of the charter.

SIXTH:    The Corporation currently has seven directors. The names of the directors currently in office are:

Steven Berrard

Ellyn Brown

Alvaro de Molina

Denmar Dixon

William Meurer

Mark O’Brien

James Pappas

Shannon Smith

Michael Tokarz

EIGHTH:    The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Vice President, General Counsel and Secretary on this             day of                     , 2013.

ATTEST:	WALTER INVESTMENT
MANAGEMENT CORP.

By:
Name:	Stuart D. Boyd		Name:	Mark O’Brien
Title:	Vice President, General Counsel and Secretary		Title:	Chairman and CEO

Location for the 2013 Annual Meeting of Stockholders

Walter Investment Management Corp.

Friday, May 3, 2013 at 10:00 a.m. local time

Grand Hyatt Tampa Bay

2900 Bayport Drive, Tampa, Florida 33607

Telephone (813) 874-1234

From Tampa International Airport:

•	Follow signs to airport exit

•	Follow signs to Hwy 60 West/Clearwater

•	Exit to the right off of Hwy 60 onto Bayport Drive

•	Follow signs to the Hyatt

From the Clearwater/Northern Pinellas County area traveling eastbound:

•	Follow Hwy 60 East across the Courtney Campbell Causeway

•	After passing Rocky Point, exit to the right onto Bayport Drive

•	Follow signs to the Hyatt

From the St. Petersburg/Southern Pinellas County area traveling northeast:

•	Follow I-275 North across the Howard Frankland Bridge

•	Take Exit 39B towards Hwy 60/Tampa International Airport

•	Follow all signs to Hwy 60 West/Clearwater

•	Immediately after merging onto Hwy 60 West, exit to the right onto Bayport Drive

•	Follow signs to the Hyatt

From Northern and Eastern Florida:

•	Follow I-275 south (Northern Florida) or I-4 West until it runs into I-275 South (Eastern Florida)

•	Take Exit 39A towards Clearwater/Hwy 60 West

•	Continue to follow signs to Clearwater/Hwy 60 West

•	Immediately after merging onto Hwy 60 look for signs for Bayport Drive/Hyatt on the right

•	Follow signs to the Hyatt

From Northern Florida via the Veterans Expressway:

•	Take SR-589 (Toll) south past Memorial Hwy

•	Stay to the right and follow signs to Hwy 60 West/Clearwater

•	Immediately after merging onto Hwy 60 look for signs for Bayport Drive/Hyatt on the right

•	Follow signs to the Hyatt

Please note that attendance at the meeting will be limited to stockholders of Walter Investment Management Corp. as of the record date (or their authorized representatives). You will be required to provide the admission ticket that is detachable from your proxy card or provide other evidence of ownership. If your shares are held by a bank or broker, please bring to the meeting your bank or broker statement evidencing your beneficial ownership of Walter Investment Management Corp. stock to gain admission to the meeting.

WALTER INVESTMENT MANAGEMENT CORP.

Annual Meeting of Stockholders, May 3, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock, $0.01 par value per share, of Walter Investment Management Corp., a Maryland corporation (the “Company”), does hereby appoint Mark O’Brien and Stuart D. Boyd, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the shares of common stock of the Company that the undersigned held of record at the close of business on March 25, 2013, at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt Tampa Bay, Tampa, Florida, on May 3, 2013, at 10:00 a.m. local time, or any adjournment thereof, on the following Proposals, and on such other business as may properly come before the meeting:

1.	ELECTION OF DIRECTORS

Class I Nominees: Steven Berrard, Ellyn Brown and Denmar Dixon

☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL OF AMENDED AND RESTATED WALTER INVESTMENT MANAGEMENT CORP. 2011 OMNIBUS INCENTIVE PLAN. Proposal to increase the number of authorized shares and provide flexibility in allocating shares among particular types of awards.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	AMEND THE CORPORATE CHARTER’S REIT-RELATED PROVISIONS. Proposal to cause REIT-related provisions to only apply if the Company should qualify as a REIT in the future.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	AMEND THE CORPORATE CHARTER TO PROVIDE VARIOUS MINISTERIAL REVISIONS. Proposal to delete obsolete provisions and update information included in the Charter.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	AMEND THE CORPORATE CHARTER TO CONFORM THE CHARTER TO PREVIOUSLY ADOPTED ARTICLES SUPPLEMENTARY.

☐ FOR	☐ AGAINST	☐ ABSTAIN

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7.	AMEND THE CORPORATE CHARTER TO AMEND INDEMNIFICATION PROVISIONS. Proposal to revise the indemnification provisions to eliminate procedural impediments to the advancement of expense and to clarify coverage.

☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	AMEND THE CHARTER TO PROVIDE CHANGES TO ARTICLES SIXTH, SEVENTH, AND EIGHTH TO PROVIDE CLARIFICATIONS AND TO COMPLY WITH MARYLAND GENERAL CORPORATION LAW

☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	APPROVAL AND RATIFICATION OF REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s registered certified public accounting firm for the 2013 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

10.	In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which are to be presented for action at the Annual Meeting).

The above proposals are described in greater detail in the accompanying Proxy Statement dated March     , 2013, which is incorporated herein by reference.

(Please Sign and Date on Reverse Side)

(Continued from Other Side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 THROUGH 9.

PLEASE ENTER THE NUMBER OF SHARES OF COMMON STOCK OF WALTER INVESTMENT MANAGEMENT CORP. YOU OWN:

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

☐	I plan to attend the Annual Meeting.
☐	I do not plan to attend the Annual Meeting.

Date:	, 2013

Signature(s):
Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.

16207121.1